UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FirstMerit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTE REQUIRED
CORPORATE GOVERNANCE
PROPOSAL 1 — ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS CLASS I DIRECTORS CONTINUING IN OFFICE (Term Expiring in 2010)
CLASS II DIRECTORS CONTINUING IN OFFICE (Term Expiring in 2008)
CLASS III DIRECTORS CONTINUING IN OFFICE (Term Expiring in 2009)
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 — APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS
PROPOSAL 4 — APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION
INCORPORATION BY REFERENCE
GENERAL

III Cascade Plaza
Akron, Ohio 44308

March 14, 2007

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 18, 2007, at 10:00 A.M. at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

The election of Directors will take place at the Annual Meeting. This year we will elect four Class I Directors whose terms will expire at the Annual Meeting in 2010. All of the nominees are currently serving as Directors. We are also asking you to ratify the selection of our independent registered public accountants and to approve several important amendments to our Code of Regulations and Articles of Incorporation.

Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees to serve as Directors, as well as the other Directors who will continue in office, and additional information with respect to each proposal you are being asked to vote upon.

It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

Sincerely,

Paul G. Greig
Chairman, President and Chief Executive Officer

FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 18, 2007

The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation (“FirstMerit”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio, on Wednesday, April 18, 2007, at 10:00 A.M. (local time), for the following purposes:

1. To elect four Class I Directors;

2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for the year ending December 31, 2007;

3.	To amend Article X of FirstMerit’s Amended and Restated Code of Regulations by eliminating the two-thirds voting power requirements to amend certain provisions of the Amended and Restated Code of Regulations and to revise certain provisions that relate to the Executive Committee of the Board of Directors;

4.	To amend Article SEVENTH of FirstMerit’s Amended and Restated Articles of Incorporation by eliminating the supermajority voting requirements to approve business combinations; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 20, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.

By Order of the Board of Directors,

Terry E. Patton
Secretary

Akron, Ohio
March 14, 2007

THE 2006 ANNUAL REPORT ACCOMPANIES THIS NOTICE.

FirstMerit Corporation
PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation (“FirstMerit” or “Company”), of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 18, 2007, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. FirstMerit® is a registered trademark of the Company.

The close of business on February 20, 2007, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date FirstMerit had outstanding approximately 80,102,596 common shares, no par value (“Common Shares”), each of which is entitled to one vote.

The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. This Proxy Statement, together with the related Proxy Card and FirstMerit’s 2006 Annual Report, are being mailed to the shareholders of FirstMerit on or about March 14, 2007.

VOTE REQUIRED

A majority of the votes eligible to be cast at the Annual Meeting, 40,051,299 Common Shares, must be present in person or by proxy to establish a quorum at the Annual Meeting. Abstentions and shares held by a nominee for a beneficial owner and which are represented in person or by proxy at the Annual Meeting but not voted with respect to one or more proposals will be counted as present for purposes of establishing a quorum.

Under Ohio law, FirstMerit’s Amended and Restated Articles of Incorporation (the “Articles”), and its Amended and Restated Code of Regulations (“Regulations”), the nominees for election as Directors who receive the greatest number of votes cast will be elected Directors. Each shareholder will be entitled to cast one vote for each share owned, and shareholders may not cumulate votes in the election of Directors. Shares as to which the authority to vote is withheld are not counted toward the election of Directors; however, in February 2007, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “Withhold Authority” has been indicated by a majority of the votes cast with respect to any Director. A detailed summary of this policy is set forth under the caption “Corporate Governance — Policies of the Board of Directors.”

The proposals to amend the Regulations and the Articles each require the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Company. The proposal to ratify the selection of the independent registered public accountants requires the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company.

If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted for the re-election of the four nominees, for the ratification of the selection of Ernst & Young LLP as independent registered public accountant, for the amendments to the Regulations and for the amendments to the Articles.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors of FirstMerit (the “Board of Directors” or the “Board”) is currently comprised of 13 members. Additional information on each Director is set forth in Proposal 1 — Election of Directors.

During 2006, all of the Directors of FirstMerit were considered “independent” under the rules of The NASDAQ Stock Market LLC (“Nasdaq”), with the exception of Philip A. Lloyd, II and Paul G. Greig, the Company’s Chairman, President and Chief Executive Officer.

During 2006, certain current Directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with various subsidiaries of FirstMerit, including the Company’s subsidiary bank (and its wealth management services) and the Company’s mortgage subsidiary. All of the relationships between any Director or executive officer and the Company or any of its subsidiaries are conducted in the ordinary course of business. FirstMerit encourages its Directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by or affiliated with FirstMerit, and did not involve more than the normal risk of collectibility or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of independent judgment in carrying out the responsibilities of any Director.

In reviewing the independence of Richard Colella, a Class I Director of FirstMerit, the Board of Directors considered the relationship between the Company and the law firm of Colella &Weir, P.L.L. Mr. Colella is a partner of the law firm which law firm received fees of less than $120,000 for the performance of legal services for one of the Company’s subsidiaries in 2006.

The law firm of Vorys, Sater, Seymour and Pease LLP performed legal services for FirstMerit and its subsidiaries in 2006. The fees received by the Vorys Firm were less than 5% of the firm’s gross revenues. Philip A. Lloyd, II, a Class I Director of FirstMerit, was of counsel with the law firm during 2006. Mr. Lloyd’s compensation from Vorys, Sater, Seymour and Pease LLP is not directly or indirectly related to the legal fees generated by FirstMerit, and the Board of Directors does not believe that Mr. Lloyd has a direct or indirect material interest in the legal fees paid by the Company to the Vorys Firm. While the Board of Directors feels that Mr. Lloyd’s relationship with the law firm does not interfere with his exercise of independent judgment in carrying out his responsibilities as a Director, the Board nonetheless concluded that Mr. Lloyd’s relationship gave rise to an appearance of a potential conflict and, as such, has determined that he should not be considered an independent Director.

Certain Relationships and Related Transactions

Under the Company’s Insider Activities Policy, the Audit Committee has delegated to the Corporate Governance and Nominating Committee the responsibility of reviewing and approving all related party transactions. The Insider Activities Policy is a written policy which covers all transactions that are reportable under Section 404 of Regulation S-K. Extentions of credit by FirstMerit and its banking subsidiaries to insiders of FirstMerit and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as insiders (executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions are conducted with all members of the public. Transactions are approved by the Corporate Governance and Nominating Committee either on a case-by-case basis (such as loans made by the Company’s bank subsidiary to an insider) or, in the case of an ongoing relationship (such as the legal services provided by the law firms identified above) are approved at the outset of the relationship and may be periodically reviewed.

Committees of the Board of Directors

During 2006, the Board of Directors combined the functions and membership of the Credit Committee into the Risk Management Committee. Prior to such combination, the Credit Committee, consisting of Philip A. Lloyd, II, Chair, Karen S. Belden, John C. Blickle, Robert W. Briggs and Richard Colella met once. The Credit Committee had been charged with monitoring the lending activities of FirstMerit’s subsidiaries and to help assure such activities were conducted in a manner consistent with FirstMerit’s credit policy.

Prior to consolidating the Credit Committee into the Risk Management Committee, the Risk Management Committee, consisting of Robert W. Briggs, Chair, John C. Blickle, Clifford J. Isroff and Philip A. Lloyd, II, met one time. Prior to consolidation with the Credit Committee, the Risk Management Committee met once to oversee management’s implementation and enforcement of FirstMerit’s risk management framework throughout its organization. Thereafter, the Risk Management Committee, consisting of Philip A. Lloyd, II (Chair), Karen S. Belden, John C. Blickle, Robert W. Briggs, Richard Colella and Clifford J. Isroff met 8 times to monitor the lending activities of FirstMerit’s subsidiaries and to help assure such activities were conducted in a manner consistent with FirstMerit’s credit policy and to oversee management’s implementation and enforcement of FirstMerit’s risk management framework throughout its organization.

The Compensation Committee was appointed to establish policies and levels of reasonable compensation for Directors, officers and employees of FirstMerit and its subsidiaries, and to administer (among other plans) FirstMerit’s equity plans, the FirstMerit Corporation Executive Cash Incentive Plan (the “ICP”), the Amended and Restated Executive Deferred Compensation Plan (the “Executive Deferred Plan”), the Executive Life Insurance Program (the “Insurance Program”) and the Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Plan”). In addition, the Committee is involved in administering the Pension Plan for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”), the Executive Supplemental Retirement Plan (the “SERP”), the Unfunded Supplemental Benefit Plan (the “Excess Plan”) and the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “401(k) Plan”). A copy of the Compensation Committee Charter is available on the Company’s website at www.firstmerit.com. The committee met 8 times in 2006. The members of the Compensation Committee are R. Cary Blair, Chair, Terry L. Haines, J. Michael Hochschwender, Clifford J. Isroff and Richard N. Seaman. All of such members are considered “independent” for purposes of the Nasdaq listing requirements. Additional discussion of the Compensation Committee’s role is set forth in the Compensation Discussion and Analysis section of this Proxy Statement.

The Executive Committee evaluates and responds to management’s recommendations concerning strategic planning, management, and mergers and acquisitions. The Executive Committee also took an active role in coordinating the Company’s 2006 CEO succession. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances, and it met 14 times in 2006. The members of the Executive Committee are Clifford J. Isroff, Chair, R. Cary Blair, John C. Blickle, Robert W. Briggs, Paul G. Greig, Philip A. Lloyd, II and Roger T. Read. John R. Cochran was also a member of the Executive Committee until his retirement from the Board of Directors on December 31, 2006. Mr. Greig joined the Executive Committee on May 18, 2006 when he was appointed the Company’s Chief Executive Officer and President.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee members are John C. Blickle, Chair, Karen S. Belden, R. Cary Blair, Gina D. France and Richard N. Seaman. Jerry M. Wolf also served on the Audit Committee until his term as a Director expired at the April 19, 2006 Annual Meeting of Shareholders. The Board has determined that it has two “audit committee financial experts” serving on its Audit Committee. John C. Blickle and Gina D. France each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Regulation S-K, Item 401(h)(1), and in the Nasdaq listing requirements. Mr. Blickle acquired those attributes through education and experience as a certified public accountant. Ms. France acquired those attributes through education and her experience in the investment banking industry. All of the Audit Committee members are considered “independent” for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Committee and the Board to reflect current Commission and Nasdaq rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on the Company’s website at www.firstmerit.com. The Audit Committee met 8 times in 2006.

The Corporate Governance and Nominating Committee’s purpose is to (1) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees, (2) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, and (3) lead the Board of Directors in its annual review of the Board’s performance. The committee consists of Clifford J. Isroff, Chair, John C. Blickle and Roger T. Read. All of such members are “independent” for purposes of the Nasdaq listing requirements. The Board of Directors has adopted and reviews annually a written charter and Corporate Governance Guidelines (the “Corporate Governance Guidelines”). Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on the Company’s website at www.firstmerit.com. The Corporate Governance and Nominating Committee met 5 times in 2006.

There were 8 regularly scheduled and special meetings of the Board of Directors in 2006. All of the incumbent Directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served.

Policies of the Board of Directors

Majority Withheld Vote

The Board recognizes that, under Ohio law, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominee constitute a majority of the voting power of the Company. Nonetheless, it is the policy of the Board that, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) should promptly tender his or her resignation to the Chairman of the Board. The Board will consider the resignation offer and whether to accept it or reject it. In considering whether to accept or reject the tendered resignation, the Board will consider all information and factors deemed relevant, including, without limitation, the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications and performance of the tendering Director(s) and his or her contributions to the Board and the Company. The Board will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board’s determination, the Company will promptly disclose the Board’s decision whether to accept or reject the Director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Form 8-K. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Board consideration or action regarding whether to accept the resignation offer. If a majority of the Board members received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Incentive Compensation “Clawback”

If the Board of Directors learns of any misconduct by an executive officer which contributed to the Company having to materially restate all or a significant portion of its financial statements, the Board of Directors shall take such action as it deems necessary to address the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, pursue remedies it deems appropriate against the wrongdoer. In determining what remedies to pursue, the Board shall take into account all relevant factors and whether such restatement was the result of negligent, intentional or gross misconduct of the executive officer. The Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, (2) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. The Company may pursue other actions, such as dismissal, legal action for breach of fiduciary duty or other means to enforce the executive officer’s obligations to the Company, as may be appropriate under the particular circumstances. In determining the appropriate action, the Board may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, although the Company’s power to determine appropriate remedial action is in addition to, and not in replacement of, remedies pursued by such entities.

Shareholder Rights Plans

The Board of Directors evaluated and allowed the Company’s shareholder rights plan to expire by its terms in 2006. The Board discussed at that time and confirmed its belief that it is important to retain the flexibility to adopt a shareholder rights plan in the future and to do so in advance of obtaining shareholder approval. The Board considered that rights plans can be effective to protect shareholders and the Company from abusive takeover tactics and ensure that each shareholder is treated fairly in a potential acquisition of the Company. The Board noted that such plans have been effective in connection with bids for control of other companies in giving boards of directors time to evaluate offers, investigate alternatives and take steps necessary to maximize value to shareholders. The Board also has determined that adopting and disclosing a shareholder rights plan policy would be a matter of good corporate governance and of interest to the Company’s shareholders.

It is the policy of the Board of Directors that it will adopt a shareholder rights plan only if either:

•	The Company’s shareholders have approved the adoption of the shareholder rights plan in advance; or

•	At least a majority of the independent directors of the Board, in the exercise of their fiduciary responsibilities, determines that it is in the best interests of the shareholders under the circumstances to adopt a shareholder rights plan without the delay that would result from seeking advance shareholder approval; provided that, if such a plan has a stated term longer than 12 months, the Board will put the plan to a shareholder ratification vote within 12 months after it is adopted or the plan will expire automatically one year after it is adopted. If the plan is put to a shareholder vote by the Board and is not approved by a majority of the votes cast on the matter, the plan will terminate immediately after the vote has been certified by the inspector of elections.

Director Nominations

The Corporate Governance and Nominating Committee will consider nominees for Directors of FirstMerit recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and the committee does not consider shareholder-recommended candidates differently from others. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills with those of other Directors and potential Directors in building a Board that is effective and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.

In addition, the Board of Directors approved the Corporate Governance and Nominating Committee’s recommendation to increase the recommended retirement age of a Director from 70 to 72. Accordingly, under the Corporate Governance Guidelines, a Director who is age 72 or older at the time of the election shall not stand for re-election; provided, however, the Corporate Governance and Nominating Committee retains the authority to recommend to the Board that a Director age 72 or older may stand for re-election. The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by vote of the independent Directors of the Board.

Under FirstMerit’s Regulations, a shareholder entitled to vote for the election of Directors who intends to nominate a Director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a Director of FirstMerit if so elected.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 2008 may be made only by a qualified shareholder and must be received by FirstMerit no later than November 7, 2007.

If a shareholder intends to submit a proposal at the Company’s 2008 Annual Meeting of Shareholders that is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”), by January 22, 2008, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2008. The submission of such a notice does not ensure that a proposal can be raised at the Company’s Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual Director at the address of the Company or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the Director. All written communications addressed to the Board of Directors at the address of the Company or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires FirstMerit’s Directors, officers and persons who own beneficially more than ten percent of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Securities and Exchange Commission (the “Commission”), and to furnish FirstMerit with copies of all such forms filed. FirstMerit understands from the information provided to it by Section 16 Filers that for 2006, David G. Lucht reported his acquisition of Common Shares under the Executive Deferred Plan one day late on January 19, 2006; each of Gina D. France, Terry L. Haines, J. Michael Hochschwender and Roger T. Read reported their acquisition of Common Shares under the Director Deferred Plan for their December Director fees two days late on January 3, 2007; and the Forms 5 for each of Robert W. Briggs (reporting 4 transactions), John C. Blickle (reporting 9 transactions), Karen S. Belden (reporting 1 transaction), Richard Colella (reporting 4 transactions), Mark J. Grescovich (reporting 6 transactions) and Richard N. Seaman (reporting 4 transactions) were each filed one day late on February 15, 2007. David G. Lucht (reporting 1 transaction) did not file his Form 5 until February 27, 2007. In addition, Ms. Belden did not report the sales by her husband of Common Shares on December 21, 2006 (1 transaction) and December 26, 2006 (4 transactions) until February 28, 2007. The Company is reviewing the extent to which the acquisitions of shares by Ms. Belden’s husband, through gifts, inheritance and a distribution from a family-owned Company in connection with an estate settlement, have not been reported.

Attendance at Shareholder Meetings

All Directors are expected to make every effort to attend meetings of the shareholders of the Company. All Directors attended the 2006 Annual Meeting of Shareholders, other than Mr. Greig who was not then a member of the Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

The Corporate Governance and Nominating Committee has recommended to the Board of Directors four Class I Directors, and the Board of Directors has nominated such persons. These nominees will stand for election at the Annual Meeting.

In 2002 the shareholders, pursuant to Article III, Section 2, of the Regulations, fixed the total number of Directors at 15, with each class having five Board members. Under provisions of the Regulations, to the extent possible, each class should have the same number of Directors. As a result of the retirements of John R. Cochran and Roger T. Read, however, the Company’s classes have become imbalanced with two vacancies in Class I and one vacancy in Class III. J. Michael Hochschwender has agreed to move from Class II into Class I, and he will stand for election as a Class I Director at this Annual Meeting. Upon election of the four nominees as Class I Directors, there will be one vacancy in each of Class I, Class II and Class III.

Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement and, as a matter of corporate policy, the Board believes it is important to maintain one or more vacancies in any of the three classes of Directors. Pursuant to Article III, Section 3, of the Regulations, a majority of the Board may appoint individuals to fill the vacancies. That ability might be important in connection with a future acquisition or if the Board finds a highly qualified candidate whom the Board believes should be appointed prior to the next annual meeting of shareholders. Any person so appointed would serve until the current term of that class of Directors has expired, which could exceed one year.

Set forth below for each nominee for election as a Director and for each Director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years.

If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2010)

		Principal Occupation for Past Five Years
Name	Age	and Other Information	Director Since

Richard Colella	71	Attorney, Colella & Weir, P.L.L., Lorain, Ohio	1998
J. Michael Hochschwender	46	President and Chief Executive Officer, The Smithers Group, Akron, Ohio, a private group of companies which provides technology-based services globally to various industries	2005
Philip A. Lloyd, II	60	Attorney, Vorys, Sater, Seymour and Pease LLP, Akron, Ohio since 2004; previously Brouse McDowell, Akron, Ohio	1988
Richard N. Seaman	61	President and Chief Executive Officer, Seaman Corporation, a manufacturer of vinyl coated industrial fabrics	1998

CLASS II DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2008)

		Principal Occupation for Past Five Years
Name	Age	And Other Information	Director Since

Karen S. Belden	64	Realtor, The Prudential-DeHoff Realtors, Canton, Ohio	1996
R. Cary Blair	67	Retired since August 2003; formerly Chairman and Chief Executive Officer, Westfield Group, Westfield Center, Ohio, a group of financial services companies; Director, The Davey Tree Expert Company, Kent, Ohio, a publicly held horticultural company; Director, Bristol West Holdings, Inc., Davie, Florida, a publicly held automobile insurance company	1996
Robert W. Briggs	65	President, GAR Foundation since August 2006; Chairman Emeritus since February 2004 (previously Chairman) of the Board of the law firm of Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio	1996
Clifford J. Isroff	70	Retired since January 2001; formerly Chairman and Secretary, I Corp., Akron, Ohio, a manufacturing holding company	1981

CLASS III DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2009)

		Principal Occupation for Past Five Years
Name	Age	and Other Information	Director Since

John C. Blickle	56	President, Heidman, Inc., dba McDonald’s Restaurants, Akron, Ohio, quick service restaurants	1990
Gina D. France	48	President, France Strategic Partners LLC, Medina, Ohio since January 2003, a strategy and transaction advisor to corporations; formerly Managing Director, Ernst & Young Corporate Finance, an investment banking business affiliated with the accounting firm of Ernst & Young LLP	2004
Paul G. Greig(1)	51	Chairman, President and Chief Executive Officer, FirstMerit, Chairman, President and Chief Executive Officer, FirstMerit Bank, N.A. since 2006; formerly, President and CEO Charter One Bank - Illinois from 2005-2006 and President and CEO Bank One Wisconsin from 1999-2005.	2006
Terry L. Haines	60	Chairman of the Board, President and Chief Executive Officer, A. Schulman, Inc., Akron, Ohio, a publicly held manufacturer and wholesaler of plastic materials; Director, Ameron, Inc., Pasadena, California, a publicly held producer of fiberglass-composite piping, concrete and steel pipe systems and specialized construction products.	1991

(1)	Mr. Greig was appointed by the Board of Directors in May 2006 to fill a vacancy in Class III.

Roger T. Read, a Class I Director with a term expiring at this Annual Meeting, has elected to retire from the Board.

Beneficial Ownership and Share Ownership Guidelines

The following table sets forth certain information regarding the beneficial ownership of the Common Shares of the Company by each Director, each Director nominee, each of the executive officers of the Company appearing in the Summary Compensation Table (the “Named Executive Officers”), and all Directors, Named Executive Officers and other executive officers of the Company as a group, as of February 20, 2007.

			Number of Common Shares(1)
Name	Sole		Shared		Options	Total	Percent of Class

Karen S. Belden	40,063		0		33,600	73,663	*
R. Cary Blair	12,650		0		33,600	46,250	*
John C. Blickle	37,402		0		33,600	71,002	*
Robert W. Briggs	18,290		0		33,600	51,890	*
John R. Cochran	297,655	(2)	0		947,300	1,244,955	1.54%
Richard Colella	17,388		0		31,200	48,588	*
Gina D. France	466		0		6,000	6,466	*
Paul G. Greig	58,000		0		0	58,000	*
Terry L. Haines	36,575		0		33,600	70,175	*
J. Michael Hochschwender	6,098		1,660		3,000	10,758	*
Clifford J. Isroff	18,733		0		33,600	52,333	*
Philip A. Lloyd II	53,454		1,025,407	(3)	33,600	1,112,461	1.35%
Roger T. Read	173,755		0		33,600	207,355	*
Richard N. Seaman	10,689		0		31,200	41,889	*
Terrence E. Bichsel	27,320		0		253,100	280,420	*
Robert P. Brecht	47,153	(4)	0		94,000	141,153	*
Terri L. Cable	35,846		0		243,378	279,224	*
George P. Paidas	71,086		0		313,023	384,109	*
Terry E. Patton	76,914		0		202,100	279,014	*
All Directors, Named Executive Officers and other executive officers as a group (24 persons)	1,083,373		1,027,067		2,835,810	4,953,750	5.97%

*	Indicates less than 1% beneficial ownership based on 80,102,596 Common Shares issued and outstanding on February 20, 2007 plus the number of Common Shares issuable upon the exercise of options for the person or persons indicated.

(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals and the Common Shares issuable upon the exercise of stock options exercisable within the next 60 days

(2)	Mr. Cochran holds 296,861 Common Shares in a margin account.

(3)	Mr. Lloyd disclaims beneficial ownership includes with respect to 251,032 Common Shares held by his spouse directly and 667,595 Common Shares held by a family limited liability company in which Mr. Lloyd’s spouse shares voting control. The reported beneficial ownership of Mr. Lloyd also includes 106,780 Common Shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney. Includes 93,154 Common Shares held by the family limited liability company that are pledged to secure a loan.

(4)	Includes 11,747 Common Shares pledged to secure a line of credit.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee’s Philosophy on Executive Compensation

FirstMerit’s business vision is to meet the full range of financial service needs of retail banking, commercial banking and wealth customers and clients primarily within the greater Northeast Ohio region. The Company strives to exceed its customers’ and clients’ expectations through exceptional service experiences at every point of contact and through products and services that deliver what clients care about most. To achieve this vision, the Company must continually align its business processes with what clients care about most, and it must attract, retain and properly motivate exceptional financial services executives.

FirstMerit’s Executive Compensation (Total Rewards) package is designed to deliver a full spectrum of pay, benefits, learning and development and work environment to its executive officers. For the Company and shareholders, it seeks to maximize the return from the compensation investment. For the executive, it is intended to represent a fair and competitive compensation package with the objective of achieving a meaningful work experience that includes personal fulfillment, wealth accumulation, competitive pay and job security. These, in turn, provide an optimal scenario for the Company’s executives, business partners, clients and customers.

Within this context, the three major objectives for the executive compensation program are:

•	Alignment: Link executive compensation rewards with increases in shareholder value and ultimately align shareholder and executive interests by achieving meaningful executive stock ownership levels.

•	Motivation: Motivate executives to be accountable for and accomplish the strategic and financial objectives approved by the Board of Directors.

•	Attraction and Retention: Attract and retain senior executives with large-bank and managerial experience, to preserve and increase shareholder value by strengthening the core financial services performance metrics which ultimately drive shareholder value.

The Role of the Compensation Committee in Determining Executive Compensation

Compensation for the Named Executive Officers is determined under programs adopted by the Compensation Committee and approved by the Board of Directors.

The Compensation Committee establishes the executive compensation philosophy, policy, elements, and strategy and reviews proposed executive compensation program provisions for Board approval. Specifically, the Compensation Committee:

•	approves executive officer salary increases, except for the Chief Executive Officer (“CEO”) which are recommended by the Compensation Committee and approved by the Board of Directors;

•	approves participation in the Executive Incentive Compensation Plan (“ICP”);

•	assesses the Company’s performance results, as well as individual performance results for the CEO and other Named Executive Officers, when applicable, in determining awards under the Executive ICP; and

•	oversees employee and executive benefit plans and perquisites.

In addition, the Compensation Committee recommends to the Board of Directors for approval (1) the corporate performance measures and targets for the ICP; (2) the annual ICP award for the CEO; (3) individual annual stock option and restricted stock awards to executives and other employees; (4) pension and 401(k) plan changes; (5) executive benefits and perquisites, including non-qualified deferred compensation plans; and (6) executive employment, severance or change in control agreements.

The Outside Consultant

In developing and monitoring these programs, the Compensation Committee employs the services of a management consulting firm, Gough Management Company (“Gough”). Gough reports directly to the Committee, provides the Committee with independent advice on executive compensation matters and communicates directly with the Committee Chair on certain CEO compensation matters. Gough prepares information for the Committee on competitive compensation levels and practices, compiles information from selected peer banks and assists in determining incentive plan performance measures, including formulas and payouts, and long-term incentive award opportunities. In some cases, with prior approval of the Committee Chair, Gough may assist management in developing compensation packages for specialized executives and non-executives as an extension of the consultant’s work assisting the Committee directly in developing executive and other employee compensation programs. Generally, the Company employs a separate consultant, Hewitt Associates, to provide advice on its benefit plans and programs which are available to all employees of the Company.

Policy on Executive Compensation

Each executive officer’s compensation opportunity is designed to be competitive with that offered by financial services organizations with operations in the Company’s marketplace (the “Peer Group,” as described below). Because the Company operates in a market where there is strong demand for talented executives, the Compensation Committee believes that staying competitive with the Peer Group is essential to attracting and retaining highly qualified executive officers. Generally, this means that base salary, annual incentive targets, and stock plan grant values are established around the calculated median of the Peer Group with some adjustments made for the Company’s relative asset size. Individual opportunities may be above or below this general target level at times for a variety of reasons, including individual and corporate performance, recruiting or retention requirements, or internal equity concerns. The other elements of the rewards portfolio are also designed to be comparable to the benefits provided to executives within the banking industry. The Compensation Committee annually uses “tally sheets” summarizing all aspects of an executive officer’s compensation when making compensation decisions.

Through the use of incentive based compensation, the performance of the individual and the Company determines whether total compensation received by any executive officer reaches the median level. For annual incentives, the target is set to be between the median and 75th percentile, with performance generally resulting in payments from 0 to 150% of target. For long-term incentives, the Compensation Committee generally awards both stock options and restricted Common Shares, both of which vest in one-third annual increments after the grant date. It is the Compensation Committee’s policy to provide grant levels that approximate the median of executive position grant levels within the Peer Group, but actual annual grants may vary from this policy based on the performance of the Company and/or the individual. Benefits for executives are intended to reflect FirstMerit’s overall approach to its broad employee population, as well as generally competitive executive practice and to assist in the attraction and retention of talented executives to careers at FirstMerit. Health care coverage for executives is the same as for all employees. However, the Company provides unique executive benefits and perquisites to its key employees which are further described below.

The Banking Peer Group

The Compensation Committee uses a Peer Group comprised of peer commercial banks to compare the primary elements of the Company’s executive compensation and benefit programs. The Compensation Committee periodically reviews the Peer Group with Gough, and management and makes changes as appropriate to better reflect banks of similar size and business characteristics or who have a significant presence in the Company’s marketplace. The 2007 Peer Group includes 14 banks, most of which have significant operations within the greater Ohio Valley, primarily within the greater Northeast Ohio region. In addition to the Peer Group comparisons, the Compensation Committee reviews compensation survey data within the U.S. commercial banking industry and considers general corporate practices and trends where appropriate in making compensation decisions. The 2007 Peer Group consists of:

U.S. Bancorp	Commerce Bancshares, Inc.
National City Corporation	TCF Financial Corporation
Fifth Third Bancorp	Old National Bancorp
Keycorp	UMB Financial Corporation
Huntington Bancshares Incorporated	Citizens Republic Bancorp
Associated Banc-Corp	F.N.B. Corporation
Sky Financial Group, Inc.	Park National Corporation

Guiding Principles

The Compensation Committee’s executive compensation philosophy is implemented through compensation programs based upon the following Guiding Principles:

•	Pay Prominence: The Compensation Committee will manage pay to help communicate desired results, influence management to make decisions to produce those results, and reward management for achievement of those results. The following key elements are ways the Compensation Committee keeps pay prominent:

•	Emphasis on Motivation: Pay will be used to motivate management to focus on key financial and strategic goals by providing above competitive pay rewards for outstanding annual and long-term performance and below competitive pay when performance is less than expected.

•	Performance Management: Performance assessment criteria for each executive will be clearly communicated each year and will be consistent with areas of performance related to achieving the Company’s short and long-term objectives.

•	Controllability: Financial performance measures that management has the ability to impact and influence will be used in the ICP.

•	Explicitness: Compensation opportunities and the performance expectations to earn these opportunities will be explicitly communicated. Goals and payout schedules will be established in advance for all incentive plans.

•	Differentiation: Pay will be managed to ensure material differences occur for significantly different levels of performance achievement.

•	Comparative Framework: The Compensation Committee compares the Company’s executive compensation levels with data sources that reflect its business (commercial banking) in its markets and account for the size of operations (e.g., total assets). Such data sources include industry specific compensation surveys and an analysis of pay levels provided to comparable executives within the Peer Group.

•	Pay Positioning: The targeted total direct compensation (salary, annual incentive and long-term incentives) and benefits package, including perquisites, for executives should be positioned to be above the assessed median competitive levels, taking into account the relative responsibilities of the executive officers involved, when targeted performance is achieved. Actual total direct compensation in any given year may be above or below the target level based on corporate and individual performance.

•	Common Share Ownership Guidelines: The Compensation Committee encourages executive officers to maintain share ownership of the Company’s Common Shares in order to ensure that the executive’s long-term interests are closely aligned with those of the Company’s shareholders. Accordingly, the Compensation Committee expects that each executive officer will achieve the following guidelines of stock ownership levels, expressed as a multiple of the executive’s annual base salary, within five years after the executive becomes an executive officer. The Compensation Committee annually monitors whether an executive officer has achieved or is making progress toward achieving these guidelines.

Common Share Value
as a Multiple of
Position	Base Salary

CEO	5.0
Executive Vice Presidents	3.0
Select Senior Vice Presidents	2.0

The basic components of the Company’s executive compensation package and the policy for each component are described below:

Base Salaries

In general, FirstMerit targets base salaries at the median competitive levels relative to comparable positions in the Peer Group, taking into account the comparative responsibilities of the executive officers involved. Where the responsibilities of executive positions at FirstMerit are different from those typically found among other banks or where executives are new to their responsibilities or play a particularly critical role at FirstMerit, base salaries may be targeted above or below median competitive levels. In determining salaries, the Compensation Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions within the Company, and specific issues particular to FirstMerit and the position involved.

Annual Incentive Pay

The Compensation Committee determines the award for the Named Executive Officers by reference to a pre-assigned target percent of salary for each executive position, which represents the Compensation Committee’s view of bonus opportunity for total cash compensation that is between the median and 75th percentile levels of the Peer Group. Actual amounts vary from this target based on performance results of FirstMerit and the individual.

At the beginning of each year, the Compensation Committee reviews the Company’s business plan for the coming year and establishes the annual performance target(s) for corporate performance under the ICP. The Compensation Committee has elected to use the ICP to focus on annual performance while using equity awards, which better reflect long-term value, for longer periods. For 2006, the corporate target was for performance measured by earnings per share against a target goal of $1.71 per share, with a threshold of $1.61 and a maximum of $1.81. For earnings levels that fall between the threshold and target or the target and maximum levels, the actual bonus is prorated. For example, if earnings per share had been $1.69, the bonus paid would have been approximately 105% of the threshold bonus level. The individual goals of the ICP, which vary based upon the area of responsibility of each executive officer and typically include a measure of net income after capital charge (referred to as NIACC) for a particular business area, were set at levels in accordance with the Company’s budget to produce earnings per share at the threshold, target and maximum levels of $1.61, $1.71 and $1.81.

For 2007, the Board of Directors approved new corporate performance measures for the ICP: (1) Credit Quality Improvement, (2) Growth in Net Income before Taxes, (3) Growth in Revenue and (4) Efficiency Ratio Improvement. The Compensation Committee selected metrics that it believes are the ultimate drivers of earnings per share in order to better focus management on specific aspects of the Company’s performance instead of just focusing on earnings per share. Threshold and maximum performance goals, a weight of importance for each measure and corresponding incentive funding levels are also established at the beginning of each year for corporate performance. Individual financial performance goals are also established for each executive who oversees the Company’s operating segments. For each line-of-business executive position, a weight is assigned for corporate and individual performance which varies by position. For staff executive positions (such as the Chief Financial Officer and general counsel), there are no individual performance goals — only corporate performance goals. At year end, the Compensation Committee reviews the Company’s performance against the pre-established corporate financial goals. For executive positions other than the CEO, the CEO assesses the executive’s performance against the pre-established individual performance goals which reflect actual achievements in such areas as Revenue Growth, Credit Quality Improvement and Operational Efficiency. Based on the weighting of corporate and individual performance and the assessment of results against the goals, an annual incentive amount earned by the executive is calculated. The Compensation Committee reviews the circumstances of the assessment and calculations and approves the final determination of the incentive amount earned.

For the performance year 2006, the corporate earnings per share threshold was not achieved and only a few of the personal goals were achieved. However, in recognition of the significant achievements of certain executive officers with respect to implementing strategic initiatives directed by the Company’s new Chief Executive Officer, the Compensation Committee authorized a discretionary bonus pool. These bonuses were awarded by the CEO and are reflected in the bonus column (other than the bonus paid to Mr. Greig, which was pursuant to his employment agreement, and Mr. Cochran whose bonus was negotiated in his separation agreement). Mr. Brecht was guaranteed a bonus in his separation agreement and the portion of his guaranteed bonus that was earned under the ICP is disclosed in the Non-Equity Incentive Compensation column and the balance in the bonus column.

Long-Term Incentives

Long-term incentives are provided through FirstMerit’s 2006 Equity Plan (the “Equity Plan”), which has been approved by shareholders. The Equity Plan authorizes the award of both restricted stock and stock options to executives and other employees, as determined by the Compensation Committee. The Company has historically provided long term compensation opportunities for senior executives in the form of an annually determined grant of stock options, which vest one-third each year after grant. With recent accounting changes which effectively discourage the use of stock options, the Compensation Committee has become more reliant on grants of restricted stock, the restrictions on which lapse in annual one-third increments after grant, or earlier if the employee dies, is permanently and totally disabled, or has his or her employment terminated under certain conditions. In general, restricted stock is forfeited if the executive voluntarily terminates employment prior to vesting. Throughout the vesting period, holders of restricted stock have the right to vote their restricted shares and to receive dividends when paid.

The Compensation Committee develops annual guidelines, based on salary level and market data, for determining the size of the long-term equity incentive awards to executive officers. In determining the composition of the long-term incentive equity awards, the Compensation Committee considers the costs to the Company of, and the incentive provided to the executive officer by, each type of award. For 2006, approximately 30% of the targeted long-term incentive guideline was provided through stock options and approximately 70% through restricted stock. The actual number of stock options and shares of restricted stock granted to any individual executive officer may be above or below the guideline level for the executive position based on an assessment of the historical and expected future contribution and performance of the executive as determined by the CEO and recommended by the Compensation Committee for approval by the Board of Directors.

Stock options and restricted stock are typically granted on a pre-established meeting date of the Board of Directors each year, the exceptions being for new hires and promotions. All stock option and restricted stock grants are approved by the Board of Directors and are effective on the date the Board of Directors approves the award. FirstMerit has no intention, plan or practice to select stock option or restricted stock grant dates for executives in coordination with the release of material, non-public information, or to time the release of such information because of option grant dates.

FirstMerit expenses stock option and restricted stock pro rata over the three-year vesting period and reports such expensing in accordance with FAS 123R. Upon exercise of a stock option, the executive realizes ordinary income on the difference between the stock price on the date of exercise and the exercise price and the Company realizes a commensurate tax-deductible expense. Upon vesting of restricted stock, the executive realizes ordinary income equal to the value of the restricted stock on the date of vesting and the Company realizes a commensurate tax-deductible expense. Under the direction of the Compensation Committee, FirstMerit staff is responsible for communicating and distributing the documentation associated with the awarding of stock options and restricted stock to participants.

Employee Benefits

Executive officers are eligible to participate in each FirstMerit benefit program which is available for all employees. The specific benefits provided and the levels of the benefits are determined periodically to be competitive with the banking industry and significant employers within the Company’s geographical employment areas. The Company’s employee programs include:

•	Pension Program is based on base salary (average of highest 4 consecutive years of last 10), age and years of service and is payable at age 65 with 5 years of service, or as early as age 55 with 15 years of service. Effective January 1, 2007, the Pension Plan was closed to new entrants and all non-vested current employees. All new hires and non-vested employees will receive an annual contribution of 3% of eligible pay to a Retirement Investment Plan Account held in the FirstMerit 401(k) Plan.

•	Medical, Dental & Vision Insurance is provided to each executive officer and includes choices of Health Maintenance Organizations (HMO), Preferred Provider Organizations and High Deductible Health Plans with a Health Savings Account.

•	Life Insurance of one to four times base salary, up to a $1.5 million maximum, is provided to the Company’s executive officers. Minimum coverage is a $50,000 death benefit. Executives receive the minimum group coverage and are covered by an Executive Life Insurance plan. Each executive also has the opportunity to purchase dependent life insurance.

•	Voluntary pre-tax “Health Care” and “Dependent Care” Reimbursement Accounts are available for health care, child care and care for dependent adults.

•	401(k) Plan provides for contributions of gross earnings subject to a federal maximum of annual contributions which is indexed over time, as well as up to $5,000 “catch up” contribution if over age 50. Executive participation is limited by various federal non-discrimination measures. The Company matches savings in Common Shares at the rate of $1.00 for each $1.00 contributed for the first 3% and $0.50 for each dollar contributed for 4%, 5% and 6% of the employee’s contribution. There are no employer matches for employee contributions between 7% and 50%. Employees may diversify the matching Common Shares into the other investment options after three years of service with the Company. Dividends on Common Shares held in the 401(k) Plan, whether purchased with participant contributions or through the Company match, are paid directly to the employee in the quarter they are allocated, or, at the participant’s election, they are reinvested in Common Shares held in the 401(k) Plan. A profit sharing feature of 1%, 2%, or 3% of base pay was added in 2005, based on an annual determination by the Board of Directors. The payout for 2006 under this feature of the 401(k) Plan was 1%. In January 2007, the Retirement Investment Plan was added to the 401(k) for employees not enrolled in the closed Pension Plan. The Retirement Investment Plan adds 3% of eligible pay into a separate account on an annual basis to active employees on December 31 who are not an active participant in the Pension Plan.

•	Short Term Disability Program provides a defined percentage of salary during the illness/disability period.

Executive Retirement Plans

In order to remain competitive with benefits provided within the Peer Group, the Compensation Committee believes that it is in the best interests of the Company to provide retirement income benefits that are in excess of the limits of a qualified retirement plan specified by ERISA regulations. To enable the recruitment of mid-career executives, provide for the early retirement of an executive when it is in the best interests of the Company and to contribute to desired executive retention, executives participate in two additional retirement plans that provide a targeted level of retirement income for the executive that is in excess of ERISA regulations. The Compensation Committee does not consider amounts earned from stock option and restricted stock grants in determining the target level of retirement income for executives. However, amounts earned from annual incentive compensation prior to retirement are considered in determining the level of retirement income for an executive.

•	Unfunded Supplemental Benefit Plan (also known as “Excess Plan” or “Top Hat Plan”) provides the difference between normal Pension Plan benefit calculations and federal maximum limits on pensions ($220,000 in 2006). All FirstMerit employees who have a base salary large enough to qualify are covered.

•	Executive Supplemental Retirement Plan (SERP) provides a retirement income supplement to the FirstMerit Pension Plan of 50% of salary and annual incentive payable at age 65, less all other Company pensions or retirement plans of any kind, a 50% Social Security offset, and the FirstMerit contribution to the FirstMerit 401(k) Plan. An executive must have 10 years of service or be age 65 or older in order to be fully vested in the SERP plan. Benefits are reduced for early retirement at the rate of 3% per year from normal retirement age 65 to age 55. Benefits earned after December 31, 2004 in the SERP are payable as a lump sum or as an annuity based on an election that was submitted in 2005 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Benefits earned on or before December 31, 2004 are payable in a life annuity or 5, 10 or 15 year certain or life annuities, and 50%, 66 2/3% and 100% joint and survivor annuities, and can be taken as a lump sum distribution. The plan includes a non-compete clause for 3 years after separation.

FirstMerit accrues an annual expense to meet the long-term liability of these two executive retirement income programs. The executive is taxed on the amount of the retirement income benefit when received as ordinary income, and the Company realizes a commensurate tax-deductible expense at that time.

Other Executive Benefits and Perquisites

To maintain the competitiveness of its executive Total Rewards package, FirstMerit also provides additional benefits to its executive officers:

•	Executive Life Insurance Benefit is provided to FirstMerit executives through a Variable Adjustable Life Insurance Policy issued to and owned by the executive provided the executive meets underwriting standards. If a person becomes an executive officer prior to age 55, the post-retirement death benefit is targeted to be $500,000. If a person becomes an executive officer between age 55 and 59, the post-retirement death benefit is targeted to be $350,000. If a person becomes an executive officer at or after age 60, the post-retirement death benefit is targeted to be $200,000. FirstMerit pays premiums on this life insurance policy while the participant is an executive officer and until the cash-value of the policy can support the premiums. The annual premium is taxable as ordinary income to the executive, and the Company will pay the executive an amount equal to 40% of the annual premium to offset the tax liability.

If the executive leaves the Company for reasons other than retirement from active service, premium payments will cease to be the obligation of the Company. At that time, the executive will assume full responsibility for all future premium payments necessary to maintain the policy. If the executive becomes permanently disabled prior to retirement, under Social Security’s definition of “total disability,” the Company would continue to pay the premiums for the Executive Life Insurance Benefit under the same terms as if the executive were still on active status.

•	Accidental Death and Dismemberment Benefit equal in amount to the pre-retirement life insurance death benefit provided during the time the executive is an executive officer.

•	Executive Long-Term Disability Benefit covers the executive for 66 2/3% of salary and bonus paid in the last 6 months up to a maximum of $25,000 per month in the event the executive is unable to perform his/her job due to illness or injury lasting over 180 days and beginning after the executive is disabled more than 180 days. FirstMerit pays the premium for this benefit for eligible executives. The first $15,000 of income per month is guaranteed. The remaining $10,000 is based on evidence of insurability.

•	Deferred Compensation election opportunity is provided to executives on salary and incentive payments. Base salary and incentive payments can each be deferred in 1% increments up to 100%. A stock account is maintained in the name of each participant and is credited with Common Shares equal to the number of Common Shares that could have been purchased with the amount of any compensation so deferred, at the closing price of Common Shares on the day as of which the stock account is credited. In addition, the stock account is credited with any dividends paid on Common Shares. For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in up to 120 monthly installments. For deferrals on or after January 1, 2005, distribution of a participant’s stock account is to be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in his or her stock account in up to ten annual installments. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive a distribution of his annual deferrals provided the election is made at the time the deferral election is made and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock account is to be distributed to the participant’s beneficiary upon the participant’s death according to the election made by the participant Distributions from a stock account are made in whole Common Shares or, at the direction of the executive, cash.

•	Executive Physical Examinations are provided approximately every two years at the Cleveland Clinic or other acceptable provider. The Compensation Committee believes that these physicals reduce the chances that the Company would incur significant costs as a result of the loss of an executive officer for health reasons.

•	Country Club Dues have historically been paid by the Company for each executive officer in order to provide a social setting for executive officers to interact with community business persons and leaders. Effective February 1, 2007, however, the Company elected to discontinue payment of any country club dues for all executive officers other than Mr. Greig whose employment agreement specifically requires payment of country club dues.

•	Professional Tax Preparation Fees are paid by the Company for each executive officer up to a maximum of $750. In order to ensure that each executive officer’s taxes are correctly prepared, and to avoid any distraction to the executive officer, the Board of Directors requires executive officers to have their tax returns professionally prepared and reimburses the executive officer for the costs.

Change in Control Agreements

For change in control arrangements, the Compensation Committee believes that all aspects of the Company’s current agreements with the Named Executive Officers are in keeping with typical banking industry practices and that providing such economic protection in an industry which has experienced significant consolidations over the past decade is an important aspect of attracting and retaining the talent needed to lead it, particularly through the critical period leading up to a potential change in control. Executive officers who are specifically named by the Board are covered by a Change in Control Agreement and a Displacement Agreement (collectively, the “Change in Control Agreements”) which provide continuing income and limited benefits in the event of a termination of employment following a “change in control” or “merger of equals” involving the Company, i.e., a so-called “double trigger.” The Change in Control Agreements are intended only to protect an executive officer against job loss (or significant job change) and do not provide a benefit to the executive officer simply because of a change in control. Generally, the Change in Control Agreements provide for base salary, incentive compensation, vesting of stock options and medical, life and accidental Death and Dismemberment insurance for 24 months. For Mr. Greig and Mr. Bichsel, these benefits are provided for 36 and 30 months, respectively, to make their agreements competitive with Peer Group practices. The Company also provides outplacement fees. Long Term Disability insurance is not available under the Change in Control Agreements. Other than for Mr. Greig and Ms. Cable, total compensation and benefits provided by the Agreement must be less than federal regulations which constitute a golden parachute (currently 299% of previous five (5) year income average), as defined by IRS Regulation 280(g).

CEO Compensation

Mr. Greig’s base salary was determined and approved by the Board after review and recommendation by the Compensation Committee. The Compensation Committee developed its recommendation after a review of Peer Group chief executive officer compensation and trends in CEO salary increases as provided by banking industry salary planning surveys. For 2006, Mr. Greig received an annual bonus based on his Employment Agreement (which was negotiated at arms’ length in connection with Mr. Greig’s May 2006 hiring) and the Compensation Committee’s assessment of his performance for 2006 and his commitment to a long-term relationship with the Company. In 2006, Mr. Greig also received a grant of stock options and restricted stock, as specified in the Summary Compensation Table, in accordance with the provisions of his Employment Agreement.

Adjustments to Incentives for Adjustments or Re-statements of Financial Results

As set forth above under the caption “Corporate Governance-Policies of the Board of Directors,” the Board has adopted a policy relating to the “claw-back” of incentive compensation in the event of certain restatements of the Company’s financial statements. Under such policy, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, (2) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Deductibility of Executive Compensation

The Compensation Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Section 162(m) of the Code, which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to the chief executive officer or any of the other four highest paid officers of the corporation to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Compensation pursuant to certain stock option plans and other performance based compensation may be excluded from the $1.0 million limit. During 2006, the Company believes that compensation to covered employees did not exceed the $1.0 million limit. While in general the Compensation Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

It is the Company’s position that stock options awarded under certain of its stock option plans, including the Equity Plan, the 2002 Stock Plan, the Amended and Restated 1999 Stock Option Plan and the Amended and Restated 1997 Stock Option Plan, will not count toward the Section 162(m) limit. Stock options still outstanding under earlier FirstMerit stock plans and restricted stock awards and dividend units are not, however, treated as exempt from the calculation. Amounts deferred by executives under the Executive Deferred Plan will not count toward the Section 162(m) limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with FirstMerit’s management. Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in FirstMerit’s proxy statement and Annual Report on Form 10-K.

R. Cary Blair, Chair	Terry L. Haines
J. Michael Hochschwender	Clifford J. Isroff
Richard N. Seaman

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was during the last completed fiscal year an officer or employee of FirstMerit or any of its subsidiaries or formerly an officer of FirstMerit or any of its subsidiaries. None of such Directors had any business or financial relationships with FirstMerit requiring disclosure in this proxy statement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its subsidiaries to or on behalf of its Named Executive Officers. The table shows the compensation of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of FirstMerit determined as of the end of the fiscal year and two other persons who would have been among the three most highly compensated executive officers except that they were no longer executive officers of the Company on the last day of the fiscal year.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and				Stock	Option	Compensation	Earnings	Compensation	Total
Principal Position	Year	Salary($)(1)	Bonus($)(2)	Awards($)(3)	Awards($)(4)	($)(5)	($)(6)	($)	($)

Paul G. Greig	2006	$404,169	$620,000	$275,786	$42,151	$0	$114,370	$749,248(7)	$2,205,723
Chairman, President
and Chief Executive
Officer
Terrence E. Bichsel	2006	309,000	90,000	223,376	83,379	0	197,893	37,590(8)	941,237
Executive Vice President
Robert P. Brecht	2006	325,450	20,000	223,376	76,304	30,000	280,767	47,475(9)	1,005,734
Senior Executive Vice President
Terri L. Cable	2006	274,050	75,000	221,600	8,323	0	63,931	227,655(10)	870,560
Executive Vice President
John R. Cochran	2006	734,500	0	847,387	893,700	0	1,282,794	1,848,667(11)	5,607,048
Former Chief Executive Officer
George P. Paidas	2006	324,250	0	223,376	111,017	22,361	198,333	54,167(12)	933,504
Former Senior Executive Vice President
Terry E. Patton	2006	261,750	0	157,820	58,006	0	179,903	76,776(13)	734,254
Executive Vice President

(1)	The salary includes amounts earned and the deferred portion of salary under the 401(k) Plan or Executive Deferred Compensation Plan.

(2)	The bonus includes amounts awarded pursuant to the discretionary provisions of the ICP (see discussion of the ICP below). For Paul G. Greig, the amount paid was in accordance with the provisions of his employment contract. Mr. Brecht was entitled to a bonus of $50,000 as set forth in his separation agreement, $30,000 of which was earned under the ICP and the remaining $20,000 is set forth under the bonus column (see Employment Contracts and Other Arrangements).

(3)	The stock awards include amounts expensed for restricted stock awards granted in 2006. For assumptions related to the valuation of the stock awards, see Note 13 to the Company’s financial statements in the Company’s Annual Report on Form 10-K.

(4)	The option awards include amounts expensed in 2006 for stock option awards granted in 2006. For assumptions related to the valuation of the stock options, see Note 13 to the Company’s financial statements in the Company’s Annual Report on Form 10-K.

(5)	The non-equity incentive plan compensation includes amounts earned under the ICP as a result of achieving the goals specified for the designated year.

(6)	The amounts in this column reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(7)	For Mr. Greig, amounts include $49,880 in dividends paid on restricted stock, $90,520 for relocation expenses, $30,725 for a tax gross-up relating to such relocation expenses and $24,213 related to life insurance premiums paid by the Company. The relocation expenses represent the actual costs incurred by the Company (or reimbursed to Mr. Greig by the Company) in connection with his relocation and include costs for temporary housing and commuting, moving expenses, legal fees, a bridge loan and broker commissions. In addition, the Company facilitated the purchase of Mr. Greig’s Chicago area residence at a cost of $531,326, which is the difference between what Mr. Greig received for the sale of the home and the purchase price which a third party eventually paid and other actual costs paid by the Company with respect to the transaction. In addition, Mr. Greig was reimbursed for his country club dues.

(8)	For Mr. Bichsel, amounts include $10,972 related to life insurance premiums paid by the Company. Mr. Bichsel was also reimbursed for tax preparation fees.

(9)	For Mr. Brecht, amounts include $11,250 for the Company match to the 401(k) Plan and $12,115 related to life insurance premiums paid by the Company. Mr. Brecht also was reimbursed for his country club dues and for tax preparation fees.

(10)	In connection with her relocation to Columbus, Ohio, the Company purchased Ms. Cable’s Akron, Ohio area home. $33,041 is included in the All Other Compensation Column as the difference between the purchase price and the value at which the Company is holding the home on its balance sheet. Amounts also include an additional $92,051 for relocation expenses and $49,735 for a tax gross-up relating to other relocation expenses. The relocation expenses represent the actual costs incurred by the Company (or reimbursed to Ms. Cable by the Company) in connection with her relocation and include temporary housing, commuting expenses, sales and broker commissions and the costs of improvements she had made to her Akron, Ohio home. Ms. Cable also was reimbursed for her country club dues and tax preparation fees.

(11)	For Mr. Cochran, amounts include $1,759,940 accrued for payments to Mr. Cochran pursuant to his transition agreement, $11,250 for the Company match to the 401(k) Plan, $22,530 related to life insurance premiums paid by the Company and $26,338 for dividends paid by the Company on restricted stock held by Mr. Cochran. Mr. Cochran was also reimbursed for his country club dues, tax preparation fees, costs incurred with respect to a physical and home security monitoring expenses.

(12)	For Mr. Paidas, amounts include $11,250 for the Company match to the 401(k) Plan and $14,000 related to life insurance premiums paid by the Company. Mr. Paidas was also reimbursed for his country club dues, tax preparation fees and costs incurred with respect to a physical.

(13)	For Mr. Patton, amounts include $10,470 for the Company match to the 401(k) Plan and $40,990 for dividends or dividend equivalents on restricted stock and exercised options. Mr. Patton was also reimbursed for his country club dues and tax preparation fees.

Salaries are administered to achieve a 50th percentile market rate policy amount, but vary by individual based on performance and other considerations. Bonus and ICP compensation cash payments also vary based on corporate, organizational unit and individual performance. FirstMerit’s ICP awards cash payments at the end of each fiscal year to approximately 35 employees of the Company and its subsidiaries based upon the achievement of corporate and individual goals established at the beginning of the year. Corporate goals are established by the Compensation Committee and the Board of Directors; individual goals are proposed by the CEO and the Executive Vice President of Human Resources, and recommended and approved by the Compensation Committee and, with respect to the CEO, approved by the Board of Directors. For 2006, the corporate goals were based upon a target earnings per share of $1.71 per share, with a threshold of $1.61 and a maximum of $1.81, while individual goals were based upon the area of responsibility of each employee and typically include a measure of net income after capital charge (referred to as NIACC) for a particular business area. The potential awards to Named Executive Officers were in amounts established annually as a percentage of each Named Executive Officer’s salary (for 2006, 17% to 126% of base salary for the CEO, 12% to 90% base salary for Senior Executive Vice Presidents and 11% to 83% of base salary for Executive Vice Presidents, which include all other Named Executive Officers). Percentages are established annually by the Compensation Committee in accordance with a 50th to 75th percentile market rate total cash compensation policy. In addition, for 2006, a discretionary bonus pool was made available by the Compensation Committee and awarded to executives who made significant contributions to the performance of the Company in 2006, as determined by the CEO. In 2006, executives and other key employees were awarded restricted stock which vests one-third each year after grant. Also in 2006, executives were awarded stock options with an exercise price equal to the fair market value of the FirstMerit’s stock on the date of grant and vesting one-third each year after grant. The number of restricted and option shares awarded were determined in accordance with a 50th percentile market rate long-term incentive compensation opportunity policy, with actual grants to individuals varying based on individual historic and expected performance. Retirement income benefits are provided by various pension and retirement benefit plans (see Compensation Discussion & Analysis).

Grants of Plan Based Awards

					All Other		All Other
					Stock		Option
					Awards:		Awards:
					Number		Number of		Exercise or	Grant Date
		Estimated Possible Payouts Under			of Shares		Securities		Base Price of	Fair Value of
		Non-Equity Incentive Plan Awards			of Stock		Underlying		Option	Stock Awards
		Threshold	Target	Maximum	or Units		Options		Awards	and Option
Name	Grant Date	($)	($)	($)	(#)		(#)		($/Shr)	Awards ($)

Paul G. Greig	05/18/06	—	—	—	—		50,000	(1)	$23.23	$205,925
	05/18/06	—	—	—	58,000	(1)	—		—	1,347,340
	2006	$162,500	$552,500	$812,500	—		—		—	—
Terrence E. Bichsel	04/19/06	—	—	—	—		15,700	(2)	24.28	67,403
	04/19/06	—	—	—	9,200	(3)	—		—	223,376
	2006	37,440	187,200	280,800	—		—		—	—
Robert P. Brecht	04/19/06	—	—	—	—		15,700	(2)	24.28	67,403
	04/19/06	—	—	—	9,200	(3)	—		—	223,376
	2006	39,432	197,160	295,740	—		—		—	—
Terri L. Cable	04/19/06	—	—	—	—		8,300	(2)	24.28	35,634
	04/19/06	—	—	—	4,900	(3)	—		—	118,972
	2006	30,294	151,470	228,582	—		—		—	—
John R. Cochran	04/19/06	—	—	—	—		52,500	(2)	24.28	225,393
	04/19/06	—	—	—	30,625	(3)	—		—	743,575
	2006	125,800	621,600	932,400	—		—		—	—
George P. Paidas	04/19/06	—	—	—	—		15,700	(2)	24.28	67,403
	04/19/06	—	—	—	9,200	(3)	—		—	223,376
	11/24/06	—	—	—	—		8,769	(4)	23.65	33,344
	2006	39,240	196,200	294,300	—		—		—	—
Terry E. Patton	02/13/06	—	—	—	—		8,063	(5)	24.25	1,879
	04/19/06	—	—	—	—		11,000	(2)	24.28	47,225
	04/19/06	—	—	—	6,500	(3)	—		—	157,820
	2006	29,150	145,750	219,950	—		—		—	—

(1)	Mr. Greig’s restricted shares all vest on May 18, 2009. 16,667 of his options vest on May 18, 2007, 16,666 of his options vest on May 18, 2008, and 16,667 of his options vest on May 31, 2009.

(2)	All restricted shares and option awards vest in equal one-third increments on the anniversary of the grant date.

(3)	All restricted shares vest in equal one-third increments on the anniversary of the grant date.

(4)	Re-load options which are fully vested and expire on February 20, 2013.

(5)	Re-load options which were fully vested and expired on February 15, 2006.

The threshold, target and maximum awards are set forth in the table above for the 2006 award under the ICP. The ICP is an annual plan with the award usually being paid in February after determining whether the goals for the prior year were met. As described in the Compensation Discussion and Analysis, neither the corporate threshold nor most of the personal thresholds were met in 2006. Any amounts paid or payable to executive officers under the ICP are set forth in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column, and no other payments under the 2006 ICP are available to any executive officer.

For 2006, FirstMerit awarded both restricted stock and stock options to 35 executive officers. Guidelines for determining the awards to Named Executive Officers were derived from long-term incentive target amounts established annually as a percentage of each Named Executive Officer’s salary grade midpoint (for 2006, 160% of base salary for the CEO, 60% to 100% of base salary for Senior Executive Vice Presidents and 35% to 60% of base salary for Executive Vice Presidents, which include all other Named Executive Officers). Percentages are established annually by the Compensation Committee in accordance with a 50th percentile market rate long-term incentive compensation policy. In 2006, the Compensation Committee determined that 70% of the guideline long-term incentive amount would be awarded in restricted stock and 30% in stock options (using a Black-Scholes option value that is approximately 25% of the exercise price of the granted stock option). Actual restricted stock and stock option grants in 2006 varied from the guideline number of shares to individual executives based on the executive’s contributions to the performance of the Company in 2005 and expected contributions in the future, as determined by the CEO. The 2006 restricted stock and stock option awards each vest one-third each year after grant. Stock options were granted with an exercise price equal to the closing market value of FirstMerit’s stock on the date the grant was approved by the Board of Directors. Restricted stock and stock option grants to Mr. Greig in 2006 were in accordance with terms of his employment contract (see below).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
				Equity			Stock Awards
				Incentive					Market
				Plan Awards:					Value of
	Number of	Number of		Number			Number of		Shares or
	Securities	Securities		of Securities			Shares or		units of
	Underlying	Underlying		Underlying	Option		units of		Stock that
	Unexercised	Unexercised		Unexercised	Exercise	Option	Stock that		have not
	Options	Options		Unearned	Price	Expiration	have not		Vested
Name	(#) Exercisable	(#) Unexercisable		Options	($)	Date	Vested (#)		($)

Paul G. Greig	—	—		—	—	—	58,000	(1)	$1,400,120
	—	50,000	(1)	—	$23.23	05/18/16	—		—
Terrence E. Bichsel	—	—		—	—	—	9,200	(2)	222,088
	12,000	—		—	25.69	09/16/09	—		—
	24,000	—		—	25.69	09/16/09	—		—
	44,800	—		—	25.88	01/18/11	—		—
	36,000	—		—	27.061	02/21/12	—		—
	36,300	—		—	19.96	02/20/13	—		—
	50,000	—		—	26.42	02/19/14	—		—
	50,000	—		—	26.79	02/17/15	—		—
	—	15,700	(2)	—	24.28	04/19/16	—		—
Robert P. Brecht	—	—		—	—	—	9,200	(2)	222,088
	12,000	—		—	26.00	02/18/09	—		—
	24,000	—		—	26.00	02/18/09	—		—
	42,900	—		—	25.88	01/18/11	—		—
	20,000	—		—	27.061	02/21/12	—		—
	14,753	—		—	19.96	02/20/13	—		—
	2,974	—		—	27.50	02/20/13	—		—
	11,051	—		—	26.88	02/20/13	—		—
	50,000	—		—	26.42	02/19/14	—		—
	50,000	—		—	26.79	02/17/15	—		—
	—	15,700	(2)	—	24.28	04/19/16	—		—
Terri L. Cable	—	—		—	—	—	6,000	(3)	144,840
	—	—		—	—	—	12,000	(4)	289,680
	—	—		—	—	—	4,900	(2)	118,286
	36,000	0			26.65	01/15/14	—		—
	20,000	0			26.65	01/15/14	—		—
	38,000	0			26.79	02/17/15	—		—
	—	8,300	(2)		24.28	04/19/16	—		—

	Option Awards
				Equity					Stock Awards
				Incentive							Market
				Plan Awards:							Value of
	Number of	Number of		Number					Number of		Shares or
	Securities	Securities		of Securities					Shares or		units of
	Underlying	Underlying		Underlying		Option			units of		Stock that
	Unexercised	Unexercised		Unexercised		Exercise	Option		Stock that		have not
	Options	Options		Unearned		Price	Expiration		have not		Vested
Name	(#) Exercisable	(#) Unexercisable		Options		($)	Date		Vested (#)		($)

John R. Cochran	—	—		—		—	—		8,400	(5)	202,776
	—	—		—		—	—		30,625	(5)	739,288
	110,000	—		—		20.31	04/09/07		—		—
	80,000	—		—		34.00	03/18/08		—		—
	—	—		40,000	(6)	34.00	03/18/08	(6)	—		—
	—	40,000	(7)	—		26.00	12/31/08	(7)	—		—
	80,000	—		—		26.00	02/17/09		—		—
	—	—		40,000	(8)	16.44	12/31/07	(8)	—		—
	80,000	—		—		16.44	02/16/10		—		—
	67,300	—		—		25.88	01/17/11		—		—
	80,000	—		—		26.19	02/14/11		—		—
	—	—		40,000	(9)	26.19	12/31/10	(9)	—		—
	180,000	—		—		29.26	12/31/11	(10)	—		—
	150,000	—		—		19.12	12/31/11	(10)	—		—
	100,000	50,000	(5)	—		23.52	12/31/11	(10)	—		—
	50,000	100,000	(5)	—		25.74	12/31/11	(10)	—		—
	—	52,500	(5)	—		24.28	12/31/11	(10)	—		—
George P. Paidas	—	—		—		—	—		9,200	(2)	222,088
	4,593	—		—		26.54	08/20/08		—		—
	2,192	—		—		27.80	08/20/08		—		—
	48,000	—		—		26.00	02/18/09		—		—
	24,000	—		—		26.00	02/18/09		—		—
	69,300	—		—		25.88	01/18/11		—		—
	40,000	—		—		27.061	02/21/12		—		—
	8,272	—		—		26.54	02/20/13		—		—
	7,897	—		—		27.80	02/20/13		—		—
	8,769	—		—		23.65	02/20/13		—		—
	50,000	—		—		26.42	02/19/14		—		—
	50,000	—		—		26.79	02/17/15		—		—
	—	15,700	(2)	—		24.28	04/19/16		—		—
Terry E. Patton	—	—		—		—	—		6,500	(2)	156,910
	24,000	—		—		26.00	02/18/09		—		—
	12,000	—		—		26.00	02/18/09		—		—
	40,500	—		—		25.88	01/18/11		—		—
	20,000	—		—		27.061	02/21/12		—		—
	36,300	—		—		19.96	02/20/13		—		—
	31,300	—		—		26.42	02/19/14		—		—
	38,000	—		—		26.79	02/17/15		—		—
	—	11,000	(2)	—		24.28	04/19/16		—		—

(1)	Mr. Greig’s restricted shares all vest on May 18, 2009. 16,667 of his options vest on May 18, 2007, 16,666 of his options vest on May 18, 2008 and 16,667 of his options vest on May 31, 2009.

(2)	All restricted stock and options vest in equal one-third increments on the first three anniversaries of the grant date, April 19, 2006.

(3)	The restrictions on this restricted stock grant lapsed on January 15, 2007.

(4)	The restrictions on 6,000 Common Shares lapse on November 17, 2007, and the restrictions on the remaining 6,000 Common Shares lapse on November 17, 2008.

(5)	Under the terms of Mr. Cochran’s transition agreement, all of Mr. Cochran’s restricted stock and his options which had time based vesting vested on January 1, 2007.

(6)	Under the terms of Mr. Cochran’s transition agreement, this option is exercisable beginning January 1, 2008 until March 18, 2008.

(7)	Under the terms of Mr. Cochran’s transition agreement, this option is exercisable beginning January 1, 2008 until December 31, 2008.

(8)	Under the terms of Mr. Cochran’s transition agreement, this option is exercisable beginning January 1, 2008 until December 31, 2007.

(9)	Under the terms of Mr. Cochran’s transition agreement, this option is exercisable beginning January 1, 2010 until December 31, 2010.

(10)	Under the terms of Mr. Cochran’s transition agreement, all of these options expire on December 31, 2011.

Option Exercises / Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Paul G. Greig	–0–	$–0–	–0–	$–0–
Terrence E. Bichsel	–0–	–0–	–0–	–0–
Robert P. Brecht	–0–	–0–	–0–	–0–
Terri L. Cable	–0–	–0–	6,000	154,980
John R. Cochran	–0–	–0–	8,400	200,760
George P. Paidas	11,000	40,590	–0–	–0–
Terry E. Patton	15,000	142,500	–0–	–0–

Pension Benefits

The following table sets forth the number of years of credited service, an estimate of the present value of accumulated benefits and payments made during the last fiscal year, if any, for each of the Named Executive Officers with respect to the Company’s three defined benefit plans.

		Number of Years
		Credited Service	Present Value of Accumulated Benefit
Name	Plan Name	(#)	($)(1)

Paul G. Greig	Pension Plan	1.00	$11,518
	Excess Plan	1.00	9,644
	SERP	1.00	93,208
Terrence E. Bichsel	Pension Plan	7.00	171,215
	Excess Plan	7.00	69,626
	SERP	7.00	748,680
Robert P. Brecht	Pension Plan	16.25	428,162
	Excess Plan	16.25	209,838
	SERP	16.25	666,366
Terri L. Cable	Pension Plan	3.00	32,565
	Excess Plan	3.00	9,063
	SERP	3.00	162,833
John R. Cochran(2)	Pension Plan	12.00	439,936
	Excess Plan	12.00	1,110,881
	SERP	12.00	2,846,931
George P. Paidas	Pension Plan	27.33	878,184
	Excess Plan	27.33	409,831
	SERP	27.33	254,103
Terry E. Patton	Pension Plan	23.78	675,879
	Excess Plan	23.78	120,892
	SERP	23.78	340,701

(1)	The change in pension value was calculated based on a pre-retirement discount rate of 5.75%. Benefits were assumed to be paid as a lump sum at the earliest retirement age in each plan (age 65). Lump sum present values were based on a postretirement discount rate of 4.69% and the postretirement mortality table specified in Section 417(e) of the Code. Benefits earned prior to June 30, 2004 in the qualified pension plan and the excess pension plan are available in a lump sum form of payment at retirement.

(2)	Under the terms of Mr. Cochran’s transition agreement, the Company granted him two years of additional service time in connection with his SERP, although the additional service years had no effect on Mr. Cochran’s benefits under the SERP since he had already accumulated the maximum number of years permissible under the SERP for full vesting (10 years).

FirstMerit sponsors three defined benefit plans in which its Named Executive Officers participate. The FirstMerit Corporation Pension Plan for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”) is a broad-based pension plan qualified under Section 401(a) of the Code. The Unfunded Supplemental Benefit Plan (the “Excess Plan”) is a nonqualified defined benefit plan that restores qualified plan benefits that are limited by Section 401(a)(17) and Section 415 of the Code. The Executive Supplemental Pension Plan (the “SERP”) is a nonqualified defined benefit pension plan which provides a targeted level of pay replacement at retirement.

Pension Plan

Pension benefits at normal retirement age 65 are based on the average base salary and commissions (exclusive of bonuses and overtime, if either exists, and not exceeding $220,000 in 2006) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal (i) the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service prior to January 1, 2005, up to 40 years, plus .55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service earned prior to January 1, 2005, up to 35 years, and (ii) the sum of one percent of such average base salary multiplied by the number of years of credited service earned after January 1, 2005, up to 40 years (including years of service earned prior to January 1, 2005). “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age. Final average earnings are based upon the average of the four highest-paid consecutive calendar years of compensation out of the last ten years worked. Final average earnings are based on base salary and do not include overtime, bonuses, equity awards or other incentive compensation. Compensation recognized under the plan is limited based on the limit in Section 401(a)(17) of the Code.

Employees are eligible to participate in the Pension Plan after attaining age 21 and working one year of at least 1,000 hours. Employees become fully vested in their benefits upon the completion of five years of service, and the benefit is payable to them on an unreduced basis at age 65 (normal retirement).

The Pension Plan offers several optional forms of payment, including 5, 10, and 15 year certain or life annuities and 50%, 66 2/3% and 100% joint and survivor annuities. Benefits earned prior to June 30, 2004 are also eligible to be taken as a lump sum payment at retirement. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula above. Effective January 1, 2007, benefit accruals under the Pension Plan ceased for employees with less than five years of service as of December 31, 2006.

Excess Plan

The Excess Plan provides a benefit to employees for that portion of the Pension Plan benefit which cannot be paid from the Pension Plan due to the pay and benefit amount limitations under the Code. The provisions of the Excess Plan are the same as the Pension Plan, and benefits payable under the Excess Plan are reduced by any benefits payable from the Pension Plan.

Early Retirement Benefits under Pension Plan and Excess Plan

Employees are eligible to commence early retirement benefits at age 55 with 15 years of service. For participants with 25 or more years of service at retirement, the normal retirement benefit is reduced 3% annually for each year prior to age 65. For participants with less than 25 years of service at retirement, the normal retirement benefit is reduced 3% for each year retirement is taken prior to age 65 but after age 62, and 5% annually if retirement is taken prior to age 62. During 2006, Messrs. Brecht, Paidas and Patton were the only Named Executive Officers eligible to take early retirement under the Pension Plan and Excess Plan.

SERP

The intent of the SERP is to provide executives with a monthly retirement benefit equal to 50% of their average earnings after accounting for all other employer-provided sources of retirement income. The first step in calculating the benefit payable to a SERP participant at retirement is to determine the Target Benefit:

Target Benefit:  50% of Average Total Monthly Earnings (average of the highest 3 out of the last 5 years). The Target Benefit is reduced by 3% for each year the participant’s attained age is less than age 65 (i.e., the Target Benefit is multiplied by .91 for an executive retiring at age 62).

Once the Target Benefit has been calculated, it is then offset for retirement benefits provided from other sources, including benefits from other FirstMerit retirement plans, benefits provided from prior employers’ retirement plans, and 50% of the benefit provided from Social Security (since FirstMerit and the employee each pay 50% of the required Social Security tax).

The SERP benefit is calculated as follows:

•	Target Benefit (as defined above, after reduction for early commencement); less

•	Monthly benefit payable from the Qualified Pension Plan (reduced for early commencement); less

•	Monthly benefit payable from the Excess Plan (reduced for early commencement); less

•	Monthly benefits payable from prior employer defined benefit plans (reduced for early commencement); less

•	Actuarial equivalent monthly payments from prior employer defined contribution plan account balances (rolled forward with 6.5% earnings, if actual earnings are not available); less

•	FirstMerit matching contributions to the 401(k) Plan since January 1, 2001, converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Profit Sharing Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Retirement Investment Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	50% of Primary Social Security monthly benefit.

Finally, the benefit resulting from the above calculation is multiplied by a Vesting Percentage based on the executive’s length of service in the SERP. The Vesting Percentage is determined as follows:

•	Vesting Percentage = Vesting Service divided by 10.

•	If termination is on or after age 55, the minimum Vesting Percentage is 50% at age 55 and increases by 10% on each anniversary date thereafter.

Benefits earned after December 31, 2004 in the SERP are payable as a lump sum or as an annuity based on an election that was submitted in 2005 in order to comply with Section 409A of the Code. Benefits earned on or before December 31, 2004 are payable in a life annuity or 5, 10, or 15 year certain or life annuities, and 50%, 66 2/3% and 100% joint and survivor annuities, and can be taken as a lump sum distribution.

Prior to 2001, the target benefit in the SERP was based on 65% of base pay. If this formula would yield a higher benefit for any executive who was a participant in the SERP as of December 31, 2000, this benefit would be payable as a minimum benefit. Executives are eligible to commence early retirement benefits in the SERP at age 55 with 5 years of service. As described above, the 50% target benefit in the SERP is reduced by 3% per year prior to age 65. During 2006, Messrs. Brecht, Cochran, Paidas and Patton were eligible for early retirement benefits under the SERP. Additional detail is set forth below under the caption “Employment Contracts and Other Arrangements” relating to the retirement or transition agreements that Messrs. Cochran, Paidas and Brecht have each agreed to with the Company.

The Compensation Committee has the authority under each of such plans to grant extra years of service on a case by case basis. Although the Compensation Committee does not have a firm policy for when extra years of service may be granted, in general, the Compensation Committee might elect to grant extra years of service in order to induce a person to take a job offer with the Company or to place a retiring executive officer in the same economic position as if he or she had remained with the Company through the end of his or her employment agreement.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Balance at
	Last FY	Last FY	Last FY	Last FYE
Name	($)(1)	($)	($)(2)	($)

Paul G. Greig	$0	$0	$0	$0
Terrence E. Bichsel	110,698(3)	0	−4,104	355,372
Robert P. Brecht	3,255	0	−3,128	148,484
Terri L. Cable	0	0	0	0
John R. Cochran	503,466	0	−29,905	2,232,551
George P. Paidas	0	0	0	0
Terry E. Patton	0	0	0	0

(1)	Executive contributions to the Executive Deferred Plan includes salary deferred in 2006 and, where applicable, the bonus and incentive compensation earned in 2005 but paid in 2006. Bonus or incentive compensation earned in 2006 but not paid until 2007 is disclosed by footnote.

(2)	All earnings under the Executive Deferred Plan are tied to the performance of Common Shares, are not above-market and are not included in the Summary Compensation Table.

(3)	Does not include $90,000 of bonus earned in 2006 (and reflected in the Summary Compensation Table) but not paid or contributed to the Executive Deferred Plan until 2007.

FirstMerit offers its executive officers the opportunity to defer all or a portion of their salary and incentive payments under the Executive Deferred Plan. Base salary and incentive payments can each be deferred in 1% increments up to 100%. A stock account is maintained in the name of each participant and is credited with Common Shares equal to the number of Common Shares that could have been purchased with the amount of any compensation so deferred, at the closing price of Common Shares on the day as of which the stock account is credited. In addition, the stock account is credited with any dividends paid on Common Shares.

For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in up to 120 monthly installments. For deferrals on or after January 1, 2005, distribution of a participant’s stock account is to be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in his or her stock account in up to ten annual installments. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment, provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive a distribution of his annual deferrals, provided the election is made at the time the deferral election is made and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock account is to be distributed to the participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole Common Shares or, at the direction of the executive, cash.

Employment Contracts and Other Arrangements

This section discusses the employment contracts and transition or other severance agreements for the Chief Executive Officer and the other Named Executive Officers.

Paul G. Greig, Chairman, President and Chief Executive Officer

On May 15, 2006, the Company entered into an employment agreement with Paul G. Greig (the “Greig Agreement”) pursuant to which the Company retained him to serve as its President and Chief Executive Officer. Mr. Greig was also appointed Chairman after the retirement of John R. Cochran. The term of the Greig Agreement commenced May 18, 2006 and ends on May 31, 2009; provided, however, that if neither the Company nor Mr. Greig has delivered written notice on or before June 1, 2008 of an intent not to renew the Agreement, the Agreement will continue for additional one year periods (“Additional One-Year Terms”) unless either party delivers a written notice of an intent not to renew the Agreement at least 12 months before the beginning of the then current Additional One-Year Term.

The Agreement provides for a base salary of $650,000, which may be increased during the term at the discretion of the Board of Directors. Mr. Greig will be entitled to participate in any long-term or short-term cash bonus program that the Company adopts or maintains for its senior executives and will be assigned a target bonus of no less than 85 percent of his base salary, with the payment conditions for such bonus established by the Board of Directors. For the Company’s 2006 fiscal year, the Company agreed to pay Mr. Greig an incentive cash bonus of not less than $400,000.

Mr. Greig will receive the perquisites made available to the Company’s other senior executives and may participate in the health, welfare and retirement benefit programs provided to the Company’s senior executives. The Company will pay the initiation fees and monthly dues associated with his membership fees in one country club located within 15 miles of the Company’s headquarters. The Company will also reimburse Mr. Greig each year for the annual premiums he incurs for a variable, whole life insurance policy with a face value of $1,500,000 and also will distribute to him 40 percent of the amount of any premiums taxable to him on account of this policy. The Company also reimbursed him for reasonable relocation expenses.

For a period of 24 full calendar months after Mr. Greig’s employment terminates for any reason (or 12 full calendar months after termination pursuant to either the Company or Mr. Greig delivering a notice of intent not to renew the Greig Agreement), he will not directly or indirectly engage in any business that competes with the Company or its affiliates in any state where the Company or its affiliates have an office or branch during the term of the Greig Agreement and any contiguous state thereto. In addition, Mr. Greig is prohibited during the same time periods from soliciting, influencing or inducing any employee of the Company or its affiliates to leave their employment.

If the Greig Agreement is terminated by the Company without Cause or by Mr. Greig for Good Reason, Mr. Greig will be entitled to certain severance payments and other benefits. Under the Greig Agreement, “Cause” is defined generally as (i) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets of the Company; (ii) conviction of Mr. Greig of a felony or intentional and repeated violations by Mr. Greig of the Company’s written policies or procedures; (iii) unauthorized disclosure of certain Company confidential information; (iv) intentional and material breach of any contract with, or violation of any legal obligation owed to, the Company; (v) willful and intentional failure by Mr. Greig to materially comply (to the best of his ability) with a specific, written direction of the Board; (vi) willful engagement in gross misconduct which is injurious to the Company; (vii) Mr. Greig’s material breach of the Greig Agreement; or (viii) any intentional cooperation with any party attempting to effect a change in control of the Company unless the Board has approved or ratified that action before such change in control or if such cooperation is required by law.

In addition, Mr. Greig would also be entitled to certain severance payments and other benefits if he were to terminate the Greig Agreement for Good Reason. Under the Greig Agreement, “Good Reason” is defined generally as (i) any breach of the Greig Agreement by or on behalf of the Company; (ii) a reduction in Mr. Greig’s title, duties, responsibilities or status; (iii) the assignment to Mr. Greig of duties that are inconsistent with his office; (iv) the modification of his reporting responsibilities; (v) certain involuntary reductions in base salary; (vi) relocation to an office more than 50 miles distant from Akron, Ohio; (vii) involuntary discontinuance of Mr. Greig’s participation in any Company benefit plan unless the plan is discontinued equally to all participants; (viii) any termination of employment or discontinuation of benefits during any period that Mr. Greig is unable to perform his duties due to a disability but before the end of the disability determination period; (ix) an unsuccessful attempt by the Company to terminate Mr. Greig for Cause or any attempted termination that is not effected pursuant to the required notice; or (x) the Company fails to obtain an assumption of its obligations under the Greig Agreement by any successor.

Based upon the closing price of Common Shares effective for December 29, 2006 of $24.14, the Company believes that Mr. Greig would have been entitled to severance pay of $5,623,584 had he terminated his employment for Good Reason on December 31, 2006, or $6,532,499 if the Company had terminated his employment without Cause on December 31, 2006.

Terri L. Cable, Executive Vice President

On November 1, 2005, in connection with her promotion to President and Chief Executive Officer, Columbus Region of FirstMerit Bank N.A., the Company and Ms. Cable amended her prior employment agreement (as amended, the “Cable Agreement”). The Cable Agreement expires on December 31, 2008, unless otherwise terminated earlier by Ms. Cable or the Company, and on January 1, 2009, Ms. Cable will become an at-will employee of the Company. During the term of the Cable Agreement, Ms. Cable will be eligible to participate in such retirement, medical and other employee benefit plans as may be maintained by the Company.

FirstMerit can terminate Ms. Cable’s employment for Just Cause which is defined as (i) retirement, disability or death of Cable; (ii) felonious criminal activity; (iii) unauthorized disclosure of Company confidential information; (iv) breach of any contract with or violation of any legal obligation to the Company; or (v) gross negligence or insubordination in the performance of her duties.

Ms. Cable may terminate the Cable Agreement for Good Reason which is defined as (i) involuntary reduction of her base salary unless a Company-wide reduction occurs simultaneously; (ii) involuntary discontinuance or reduction in her ICP award opportunities unless a Company-wide reduction occurs simultaneously; (iii) involuntary relocation to another office located more than 50 miles from her office location; (iv) significant reduction in her responsibilities and status within the Company; (v) involuntary discontinuance of her participation in any Company benefit plan unless the plan is discontinued equally to all participants; (vi) involuntary reduction of her paid vacation to less than 24 working days per year; or (vii) failure to obtain an assumption of the Company’s obligation sunder the Cable Agreement by any successor of the Company. Based upon the closing price of Common Shares on December 29, 2006 of $24.14, the Company believes that Ms. Cable would have been entitled to severance pay of $1,463,683 had she terminated her employment for Good Reason on December 31, 2006, and $2,332,027 had the Company terminated her employment without Just Cause on December 31, 2006. Benefits payable to Ms. Cable under the Cable Agreement are in addition to those that are payable under her change in control and displacement agreements (see Change in Control Agreements).

John R. Cochran, Former Chairman and Chief Executive Officer

In connection with his decision to retire from the Company, the Company and John R. Cochran entered into a Transition Agreement (the “Transition Agreement”) on May 19, 2006. Pursuant to the Transition Agreement, Mr. Cochran retired as Chief Executive Officer on May 18, 2006 but remained an employee of the Company, Chairman of the Board and member of the Company’s Board of Directors through December 31, 2006. In general, the Transition Agreement placed Mr. Cochran in an economic position similar to that in which he would have been had he retired on February 28, 2008, the date contemplated in his employment agreement with the Company. Under the Transition Agreement, Mr. Cochran received (or was entitled to receive after the expiration of 6 months from January 1, 2007 in certain cases):

•	continuation of his base salary for the period beginning January 1, 2007 and ending on February 28, 2008 in substantially equal installments, provided that any installments due during the first six months of that period will be paid to Mr. Cochran in a lump sum on July 1, 2007;

•	a lump sum payment of $791,543 in lieu of anticipated bonus compensation and the continuation of certain perquisites (primarily country club dues, cellular telephone service and tax preparation services);

•	a lump sum cash payment equal to $35,000 reduced by amounts incurred and reimbursed through January 1, 2007 for financial planning, accounting and legal fees;

•	continued health and major medical insurance coverage for Mr. Cochran and his spouse consistent with coverage available under the Company’s retiree medical program;

•	annual life insurance premium payments, including gross-ups for taxes, of $31,542 for two years; and

•	continued accidental death and dismemberment insurance coverage through February 28, 2008.

In addition, Mr. Cochran will be entitled to receive all benefits he accrued through December 31, 2006 under the following Company retirement plans:

•	the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan;

•	the Pension Plan;

•	the Excess Plan;

•	the SERP (these amounts will be calculated by crediting Mr. Cochran with an additional two years of service); and

•	the FirstMerit Corporation Amended and Restated Executive Deferred Compensation Plan.

The amounts distributable under these retirement plans are to be distributed subject to the terms and conditions of each plan and any distribution elections Mr. Cochran has made, including those made under any applicable transition rule under Section 409A of the Code, provided that any amounts subject to Section 409A of the Code which would otherwise be payable on account of a termination of employment or separation from service will not be paid before the first day of the seventh month after Mr. Cochran’s termination date.

The vesting of restricted stock and options under the Transition Agreement is set forth by footnote in the Outstanding Equity Awards at Fiscal Year-End table.

Under the Transition Agreement, Mr. Cochran agreed not to reveal confidential information of the Company, and not to compete with the Company for a period of 24 months after termination of his employment. In consideration of the receipt of the payments and benefits set forth in the Transition Agreement, Mr. Cochran released and waived all nature of employment and discrimination claims, subject to applicable revocation periods which have expired.

George P. Paidas, Former Senior Executive Vice President

On October 25, 2006, the Company entered into a transition agreement (the “Paidas Agreement”) with Mr. Paidas in connection with Mr. Paidas’ retirement from the Company.

Pursuant to the terms of the Paidas Agreement, Mr. Paidas resigned as an executive officer of the Company effective October 25, 2006 (the “Transition Date”). Mr. Paidas will, however, continue to serve as an officer of the Company until December 31, 2007 (the “Termination Date”). His duties after the Transition Date until the Termination Date (the “Term”) include identifying and developing merger and acquisition opportunities for the Company, assisting with leadership training and other duties and responsibilities as assigned by the CEO. During the Term, Mr. Paidas will be paid a base salary at an annual rate of $327,000 and will continue to be eligible to participate in the Company’s ICP for 2007. In addition, Mr. Paidas will be eligible to participate in the hospitalization, life insurance and other employee benefit plans and programs that the Company maintains during the Term on the same basis as other executive employees except that Mr. Paidas will not earn or accrue any additional paid time off benefits. Through the Transition Date, the Company will pay the premium on a life insurance policy which Mr. Paidas owns, which carries a $500,000 death benefit (the “Life Insurance”), as well as pay Mr. Paidas, at the time such premium payment is made, an amount equal to 40 percent of such premium. The Company will also continue to pay his tax preparation expenses and his country club membership during the Term. Mr. Paidas’ stock options and restricted stock will continue to vest until the Termination Date, and he may exercise such options in accordance with the terms thereof.

After the Termination Date, the Company will continue to pay the premium for the Life Insurance until such time as its cash value is estimated to be sufficient to pay the future premium for Mr. Paidas’ life expectancy or, if earlier, his death. The Company will also pay Mr. Paidas, at the time such premium payment is made, an amount equal to 40 percent of such premium. Mr. Paidas will also be eligible to participate in the Company’s group health coverage for retirees until he attains the age of 65 at which time he will be eligible to apply for coverage under the Company’s Retiree Medical Program with Mr. Paidas being responsible for paying the full costs of premiums under the Retiree Medical Program. In addition, Mr. Paidas will be entitled to all benefits he has accrued through the Termination Date under the various retirement programs in which he participates.

If Mr. Paidas’ employment is terminated for Cause or without Good Reason (each as defined in the Paidas Agreement), prior to the Termination Date, then Mr. Paidas will not be eligible for any benefits other than accrued salary to the date of termination, the retention of the Life Insurance (with Mr. Paidas being solely responsible for paying future premiums) and benefits, if any, which he is entitled to under the terms of any retirement plans. If Paidas’ employment is terminated for any other reason prior to the expiration of the Term, then he would be entitled to all of the payments and benefits set forth in the Paidas Agreement as if the Term had expired on the date of the termination of his employment. Had such a termination occurred on December 29, 2006, the Company believes it would have owed Mr. Paidas $657,496. After the Termination Date, Mr. Paidas will be subject to non-competition and non-solicitation agreements for 24 months and will be required to execute a general release as a condition to receiving his post-termination benefits. He will remain subject to covenants of non-disclosure of confidential information of the Company.

Robert P. Brecht, Former Senior Executive Vice President

On January 12, 2007, the Company entered into a retirement agreement with Mr. Brecht (the “Brecht Agreement”) in connection with Mr. Brecht’s retirement from the Company. Under the Brecht Agreement, the Company will pay Mr. Brecht separation pay through December 31, 2007 in the amount of $301,217, payable in installments corresponding with the Company’s normal payroll practices. The Company will also pay Mr. Brecht $50,000 as incentive compensation for the year 2006 within 30 days of February 1, 2007. The vesting, ability to exercise and lapsing of any restrictions of Mr. Brecht’s outstanding equity awards will be determined in accordance with and to the extent provided under the terms contained in the equity plans and the award agreements through which they were granted. The Company will continue to pay the premium on a life insurance policy which Mr. Brecht owns, which carries a $500,000 death benefit (the “Life Insurance”), as well as pay Mr. Brecht, at the time such premium payment is made, an amount equal to 40 percent of such premium, until such time as the policy cash value and dividends are estimated to be sufficient to pay future premiums for Mr. Brecht’s life expectancy, based upon the current dividend scale or, if earlier, the date of his death. Mr. Brecht will be responsible for the payment of all taxes associated with the payment of the premiums. The Company will provide Mr. Brecht with outplacement services for a period not to exceed three months. Until Mr. Brecht attains the age of 65, he will be eligible to participate in the Company’s group health coverage for retirees, after which time he will be eligible to apply for coverage under the Company’s Retiree Medical Program, with Mr. Brecht being responsible for paying the full costs of premiums under the Retiree Medical Program. In addition, Mr. Brecht will be entitled to all benefits he has accrued through various Company retirement plans as and when such benefits will be paid under the terms of each of the plans. After February 1, 2007, Mr. Brecht will be subject to non-competition and non-solicitation agreements for 24 months and will be required to execute a general release as a condition to receiving his post-termination benefits. He will remain subject to covenants of non-disclosure of confidential information of the Company.

Change in Control Agreements

To promote stability among certain key officers, the Board of Directors has authorized the Company to enter into agreements with other key officers regarding their termination due to a Change in Control or due to a displacement. Displacement means the termination of the employee’s employment with the Company as a consequence of a merger, acquisition or like transaction, either before or after the closing of the transaction, and where no Change in Control of the Company has occurred. An employee cannot receive benefits under both the change in control and displacement agreements. The benefits under a displacement are substantially similar to those provided under a Change in Control except that tax gross-up for excise taxes on parachute payments under Section 4999 of the Code are not applicable to displacements. All of the Named Executive Officers, other than Messrs. Cochran and Paidas, have Change in Control Agreements. As of December 31, 2006, Mr. Brecht also had a Change in Control Agreement, but that agreement has been superseded by the Brecht Agreement described above which does not have any provisions for payments upon a Change in Control.

The Change in Control Agreements each provide that if there is a Change in Control of FirstMerit, and the Named Executive Officer is subsequently terminated (or the officer’s job duties or location is significantly altered) during the term of his or her agreement, the officer will be entitled to an amount payable in one lump sum. This amount will be equal to the Named Executive Officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the Change in Control) multiplied by the number set forth in the table below, plus an amount equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same number.

Name	Change in Control Multiple

Paul G. Greig	3.0
Terrence E. Bichsel	2.5
Terri L. Cable	2.0	*
Terry E. Patton	2.0

*	Ms. Cable’s benefits under the Change in Control Agreement are in addition to those available under her employment agreement.

Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability; (ii) by FirstMerit for cause; or (iii) by the Named Executive Officer other than for good reason (collectively, a “Disqualifying Termination”). In addition, each Named Executive Officer is to receive benefits for a period after termination corresponding with the multiple set forth in the column above (i.e. 24 months for a 2.0 multiple, 30 months for a 3.0 multiple, etc.) which must include medical and life insurance benefits identical to those in effect just before the change in control. Except for Mr. Greig and Ms. Cable, whose employment agreements have controlling definitions, Cause and Good Reason are defined in the Change in Control Agreements.

In general, the term “Cause” means: (i) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of the assets of the Company or any related entity; (ii) conviction of the employee of a felony or intentional and repeated violations by the employee of the Company’s written policies or procedures; (iii) unauthorized disclosure of certain Company confidential information; (iv) intentional breach of any contract with or violation of any legal obligation owed to the Company or any related entity; (v) dishonesty relating to the duties owed by the employee to the Company or any related entity; (vi) the employee’s willful refusal to substantially perform assigned duties; (vii) willful engagement in gross misconduct injurious to the Company or any related entity; (viii) breach of any term of the change in control agreement; or (ix) any intentional cooperation with any party attempting to effect a change in control unless the Board has approved or ratified that action before such change in control or such cooperation is required by law.

In general, the term “Good Reason” means any of the following (unless the employee has specifically consented in writing): (i) any breach of the change in control agreement by the Company or any related entity; (ii) a reduction in the employee’s title, duties, responsibilities or status; (iii) the permanent assignment to the employee of duties that are inconsistent with the employee’s office; (iv) a 15 percent (or larger) reduction in the aggregate value of the highest of the employee’s total compensation (including base salary, cash bonus potential, the value of employee benefits, other than value associated solely with the performance of investments the employee controls, and fringe benefits but excluding compensation attributable to the exercise or liquidation of stock options); (v) a requirement that the employee relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 50 miles distant from the principal office or worksite of the employee; (vi) the imposition on the employee of business travel obligations substantially greater than the employee’s business travel obligations; (vii) the Company’s (or a related party’s) failure to continue in effect any material fringe benefit or compensation plan, retirement or deferred compensation plan, life insurance plan, health and accident plan, sick pay plan or disability plan in which the employee is participating; (viii) failure to provide or continue for the employee any benefits (including disability benefits) available to employees who are absent from active employment (including because of disability) under programs maintained by the Company or any related entity on the date the absence (including disability) begins; (ix) if the employee is unable to perform normally assigned duties because of a physical or mental condition and before his/her disability is established, the Company or any related entity terminates the employee before the end of the disability determination period; (x) the Company or any related entity unsuccessfully attempts to terminate the employee for Cause; (xi) failure at any time to obtain an assumption of the Company’s or any successor’s obligations under this Agreement by any successor; or (xii) termination of employment which is not effected pursuant to the required notice.

Upon a qualifying termination or job change after a Change in Control or displacement, each Named Executive Officer with a Change in Control Agreement will also be entitled to immediate vesting of all stock options and restrictions on any outstanding restricted stock will lapse. Based upon the closing price of Common Shares effective for December 29, 2006 of $24.14, the Company believes that, had a Change in Control and a termination (other than a Disqualifying Termination) occurred on that date, the following Named Executive Officers would have been entitled to the following payments: Mr. Greig $6,532,499, Mr. Bichsel, $942,491, Ms. Cable, $2,707,287 (which also includes additional benefits payable to her under the Cable Agreement) and Mr. Patton, $1,096,398. Except with respect to Mr. Greig and Ms. Cable, the foregoing totals are limited to the amounts permitted under Section 4999 of the Code without being considered “parachute payments.” FirstMerit must also pay for one year (up to $25,000) of reasonable outplacement expenses incurred by the officer in seeking comparable employment through a placement firm. In the event of a termination after a displacement, the Company believes that Mr. Greig would have been entitled to $5,623,584 and Ms. Cable would have been entitled to $2,332,027 since they would not have received any tax gross-up for excise taxes.

Director Compensation

The following table sets forth compensation information on each of the non-employee Directors of FirstMerit. Directors who are also employees receive no additional compensation for their services as a Director.

				Change in
				Pension Value
				and Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

Karen S. Belden	$66,650	$16,481	$12,503	3,270	$4,672	103,576
R. Cary Blair	79,850	16,481	12,503	0	4,672	113,506
John C. Blickle	108,300	16,481	12,503	−28,184	4,672	141,956
Robert W. Briggs	55,600	16,481	12,503	−4,946	4,672	89,256
Richard Colella	52,150	16,481	12,503	11,116	430	92,680
Gina D. France	52,700	13,688	12,503	3,817	430	83,139
Terry L. Haines	55,250	16,481	12,503	15,474	4,672	104,380
J. Michael Hochschwender	52,400	22,240	12,503	2,561	430	90,135
Clifford J. Isroff	171,500	16,481	12,503	32,547	4,672	237,703
Philip A. Lloyd, II	88,550	16,481	12,503	0	4,672	122,206
Roger T. Read	70,150	16,481	12,503	−8,941	430	99,564
Richard N. Seaman	56,450	16,481	12,503	−1,582	430	85,864
Jerry M. Wolf(7)	11,283	8,248	0	196	430	20,157

(1)	Includes amounts, if any, deferred at the Director’s election into the FirstMerit Director Deferred Compensation Plan. Also includes fees, if any, received by the Director for sitting on regional bank community advisory boards.

(2)	Grant Date Fair Value for all restricted stock awards is $11,785.

(3)	Grant Date Fair Value for all option grants is $12,503.

(4)	Earnings for all Directors are related to the Director Deferred Plan and are based on two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year or are based on the performance of Common Shares. The column includes all earnings, not just those that may be considered “above-market.”

(5)	All amounts were dividends paid on restricted stock grants or dividend equivalents paid on exercised options.

(6)	Total does not reflect negative amounts, if any, in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

(7)	Mr. Wolf did not stand for re-election at the 2006 Annual Meeting of Shareholders and his service as a Director concluded on April 19, 2006.

The annual retainer for service on the Board of FirstMerit is $22,000, pro-rated and payable monthly in advance. The Board Lead Director, whose governance role and responsibilities are broad and significant, receives an additional annual retainer of $60,000, pro-rated and payable monthly in advance. Directors receive $1,500 for each Board meeting attended ($750 per meeting for telephone participation). Audit Committee members receive $1,750 per committee meeting attended, with the Audit Chair receiving $3,500 per meeting. Compensation Committee members receive $1,550 per committee meeting attended, with the Compensation Chair receiving $3,100 per meeting. Other Board Committee members receive $1,350 per committee meeting attended, with the Committee Chair receiving $2,700 per meeting.

Each new non-employee Director elected to the Board of Directors receives an initial grant of 1,000 shares of restricted stock on the day following the Director’s date of election or appointment. The restrictions on these shares lapse in one-third increments on FirstMerit’s annual meeting date each year thereafter. Each year following FirstMerit’s annual meeting of shareholders, non-employee Directors receive a grant of 500 restricted stock shares and 3,000 stock options. The restrictions on the restricted stock grants lapse one year after the grant date, and stock options vest six-months after the grant date.

The FirstMerit Director Deferred Compensation Plan (the “Director Deferred Plan”), which was approved by the shareholders in April 1996, permits each non-employee Director of FirstMerit to elect to defer fees in either “stock units” (which are not actual Common Shares, but are tied to the performance thereof), or have them credited by FirstMerit to a deferred benefit account, which is credited with interest at a rate that is two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year. Six of FirstMerit’s Directors participated in the Director Deferred Plan during 2006. The following table provides details for those Directors who have participated in the Director Deferred Plan.

	Director	Aggregate	Aggregate	Aggregate
	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)

Karen Belden	$ −0−	$3,270	$ −0−	$535,937
R. Cary Blair	−0−	0	−0−	−0−
John Blickle	−0−	−28,184	−0−	1,243,648
Robert Briggs	−0−	−4,946	−0−	218,224
Richard Colella	26,075	11,116	−0−	331,592
Gina France	52,700	3,817	−0−	98,637
Terry Haines	55,250	15,474	−0−	1,034,272
J. Michael Hochschwender	39,300	2,561	−0−	93,827
Clifford Isroff	−0−	32,547	35,000	445,405
Philip Lloyd	−0−	0	−0−	−0−
Roger Read	70,150	−8,941	−0−	1,072,252
Richard Seaman	−0−	−1,582	−0−	69,796
Jerry Wolf	16,283	196	−0−	350,285

In February 1996, the Board adopted stock ownership guidelines for its Directors. The guidelines state that within five years after adoption, each Director of FirstMerit should own Common Shares having a market value equal to at least five times the Director’s base retainer.

Principal Shareholders

The following table describes the beneficial ownership of Common Shares of each person or entity known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding on or about February 15, 2007. Under rules and regulations promulgated by the Commission, a person is deemed to be the “beneficial owner” of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term “voting power” means the power to vote or to direct the voting of shares, and “investment power” means the power to dispose of or to direct the disposition of shares.

These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

	Shares and Nature of
	Beneficial Ownership
Name and Address of	Sole	Shared
Beneficial Owner	Ownership	Ownership	% of Class

Barclays Global Investors, NA(1) Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	7,578,092	−0−	9.46%

Cincinnati Financial Corporation P.O. Box 145496 Cincinnati, OH 45250	5,351,500	−0−	6.68%

(1)	As reported in a Schedule 13G dated and filed with the Commission on January 23, 2007 by Barclays Global Investors, NA., Barclays Global Fund Advisors and a group of other affiliated entities. The Schedule 13G states that (a) Barclays Global Investors, NA. beneficially owns and has the sole power to dispose of an aggregate of 1,837,462 Common Shares and the sole power to vote an aggregate of 1,510,020 Common Shares, and (b) Barclays Global Fund Advisors beneficially owns and has the sole power to dispose of an aggregate of 5,740,630 shares of Common Shares and the sole power to vote an aggregate of 5,740,630 shares of its Common Shares.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Audit Committee”) for 2006 was comprised of five Directors until April 19, 2006 and thereafter was composed of four Directors. The Board adopted a new Audit Committee Charter effective February 2003, that reflected the corporate governance reforms embodied by then current and proposed Commission and Nasdaq rules and listing requirements. The Board reviews and adopts this Charter on an annual basis to reflect current Commission and Nasdaq rules, requirements and best corporate practices. A copy of the current Charter is available on the Company’s website at www.firstmerit.com. The Directors who serve on the committee are John C. Blickle, Chair, Karen S. Belden, Gina D. France and Richard N. Seaman. Jerry M. Wolf served on the Audit Committee until his term as a Director expired at the April 19, 2006 Annual Meeting of Shareholders. All Directors who served on the Audit Committee during 2006 are “independent” for purposes of the Nasdaq listing requirements. In January 2007, J. Michael Hochschwender was appointed to the Audit Committee.

The Board of Directors has determined that John C. Blickle and Gina D. France each are “audit committee financial experts” under Commission rules, as well as being independent of management. Mr. Blickle obtained such knowledge through his education and experience as a certified public accountant. Ms. France acquired those attributes through education and her experience in the investment banking industry.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accountants prior to public release. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm and must pre-approve all services provided by the firm.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and, other than Mr. Blickle and Ms. France for the purposes described above, are not experts in the fields of accounting or auditing, including in respect of auditor independence. Nasdaq rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary.

Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the Company’s independent registered public accounting firm for the year ended December 31, 2006, PricewaterhouseCoopers LLP (“PwC”). The Audit Committee also discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). PwC provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with PwC any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of PwC, and the Audit Committee has satisfied itself as to PwC’s independence.

Based upon the Audit Committee’s discussion with management and PwC, and the Committee’s review of the representation of management and the report of PwC to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that Ernst & Young LLP be retained as the Company’s independent registered public accounting firm for the 2007 fiscal year.

John C. Blickle, Chair	Gina D. France
Karen S. Belden	Richard N. Seaman
J. Michael Hochschwender

Independent Registered Public Accounting Firm Fees

The Audit Committee reviewed a report from the Company’s independent registered public accounting firm and others regarding the aggregated fees received in the following categories in fiscal 2006 and 2005:

	2006	2005

Audit Fees	$1,430,971	$1,328,885
Audit-Related Fees	18,143	8,357
Tax Fees	30,209	47,094
All Other Fees	0	0

Audit Fees consist of fees billed in the last two fiscal years for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for assurance or services reasonably related to the audit and review of the Company’s financial statements. For 2006 and 2005, these fees relate to a stand-alone audit of the Company’s mortgage reinsurance subsidiary.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning. For 2006 and 2005, these fees relate to assistance provided in connection with examination by State taxing authorities.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PwC and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chair, provided that fees for the pre-approved services do not exceed $50,000 and that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accountants. All of the services related to Audit-Related Fees or Tax Fees described above were pre-approved by the Audit Committee. A copy of the pre-approval policy is available at www.firstmerit.com.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On November 3, 2006, the Audit Committee of the Board of Directors of the Company approved the engagement of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and dismissed PwC as the independent registered public accounting firm of the Company on November 3, 2006. PwC’s dismissal became final upon completion of its procedures on the Company’s financial statements as of and for the fiscal year ending December 31, 2006, and the Form 10-K for the year ending December 31, 2006 on February   , 2006 (the “Date of Dismissal”).

The reports of PwC on the Company’s financial statements for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2006 and 2005, and through the Date of Dismissal, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years. During the years ended December 31, 2006 and 2005, and through the Date of Dismissal of PwC, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) with respect to the Company.

During the years ended December 31, 2006 and 2005, and through November 3, 2006, the Company did not consult E&Y regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Upon the recommendation of the Audit Committee, FirstMerit has appointed E&Y as its independent registered public accounting firm for 2007. A representative of the firm and of PwC will be present at the meeting and will be available to answer questions. Such representatives will have the opportunity to make a statement at the meeting if he or she desires to do so.

By Nasdaq and Commission rules and regulations, selection of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of that selection as both good corporate practice and to provide shareholders an avenue to express their views on this important matter. The affirmative vote of the holders of a majority of shares is necessary to ratify the selection of the Company’s independent registered public accounting firm for the current year. Under applicable law, listing requirements and the Company’s Regulations, abstentions and broker non-votes, if any, have the effect of a “no” vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of the Company’s independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves to itself the right to terminate the engagement of Ernst & Young LLP and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

PROPOSAL 3 — APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS

General

We are asking shareholders to approve certain amendments to the Company’s Amended and Restated Code of Regulations (the “Regulations”). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE REGULATIONS.

The Board of Directors has approved a resolution to amend Article IV of the Regulations which, if adopted, would reduce the minimum number of Directors serving on the Executive Committee from 8 to 5 and clarify that the Executive Committee shall include the Chief Executive Officer and the Chairman if the Chairman is not also the Chief Executive Officer. In addition, the amendment would provide that a majority of the members of the Executive Committee would constitute a quorum.

The Board of Directors has also approved a resolution to amend Article X of the Regulations which, if adopted, would remove the requirement of a two-thirds vote by shareholders to approve amendments to four provisions of the Regulations.

Article IV of the Regulations

The Company is seeking shareholder approval to amend Article IV (Executive Committee), Section 1 — Membership; Appointment, of the Regulations in order to reduce the minimum number of Directors required to serve on the Executive Committee from 8 to 5 and to clarify that the Executive Committee shall include the Chief Executive Officer and the Chairman if the Chairman is not also the Chief Executive Officer. In addition, the Company is seeking shareholder approval to amend Article IV (Executive Committee), Section 4 — Quorum to change the definition of a quorum of the Executive Committee from 5 to a majority of the members of the Executive Committee.

Proposal to Amend Article IV

After the retirement of John R. Cochran effective January 1, 2007, the Executive Committee was comprised of only 7 Directors. The Board of Directors feels that a smaller Executive Committee provides the Board with greater flexibility and may, at times, be preferable. As such, the Board of Directors is recommending an amendment to permit a smaller Executive Committee. If this proposal is approved by shareholders, new Article IV (Executive Committee), Section 1 — Membership; Appointment would read in its entirety as follows:

Section 1 — Membership; Appointment. The Board may appoint an Executive Committee comprised of not less than five (5) directors, which shall include the Chief Executive Officer and shall also include the Chairman if the Chairman is not also the Chief Executive Officer. The directors may appoint one or more directors as alternative members of the Committee, who may take the place of any absent member or members at any meeting of the Committee. Vacancies in the Executive Committee may be filled at any meeting of the Board.

If this proposal is approved by shareholders, new Article IV (Executive Committee), Section 4 — Quorum would read in its entirety as follows:

Section 4 — Quorum. At any meeting of the Executive Committee, a majority of its members shall constitute a quorum. Any action of the Executive Committee to be effective must be authorized by the affirmative vote of a majority of the members thereof present.

Article X of the Regulations

The Company is seeking shareholder approval to amend Article X of the Regulations by eliminating the two-thirds shareholder vote required to amend certain provisions of the Regulations. Article X currently requires the affirmative vote of shareholders entitled to exercise two-thirds of the voting power of the Company in order to approve amendments to the following provisions of the Regulations: Article I, Section 2; Article III, Section 2; Article III, Section 4; and Article X itself. The Company is proposing to amend Article X by eliminating the requirement of a two-thirds shareholder vote to amend these provisions of the Regulations. This would allow these provisions, like all other provisions of the Regulations, to be amended by a vote of a majority of the voting power of the Company, currently represented by a majority of the outstanding Common Shares.

Article I (Shareholder), Section 2 — Special Meetings

This provision relates to special meetings of shareholders, and allows special meetings to be called by the President, the Board of Directors acting at a meeting, a majority of the directors acting without a meeting, or by shareholders who hold at least 50% of all outstanding Common Shares. Section 2 also contains provisions relating to the manner and timing of notices of special meetings of shareholders.

Article III (Board of Directors), Section 2 — Number of; Qualifications; Nominations

This Section contains several separate provisions. The first paragraph currently establishes the maximum number of Directors at 24, and provides that the number otherwise may be determined by resolution adopted by the shareholders at a meeting called for the purpose of electing Directors. The number of Directors is presently established at 15. This paragraph also provides that no reduction in the number of the Directors may shorten the term of an incumbent Director. The second paragraph requires that nominations for the election of Directors be made at least 90 days in advance of the date established for the annual meeting, or within seven days of a notice of a special meeting of shareholders for the election of Directors. The third paragraph contains provisions establishing a classified Board of Directors, which was established in 1988, as having three classes as nearly equal in number as possible.

Article III (Board of Directors), Section 4 — Term of Office; Resignations; Removal

This Section states in part that Directors hold office until the Annual Meeting of Shareholders at which their term expires and until their successors are elected, or until their earlier resignation, removal from office, or death. Section 4 also provides that no Director may be removed except for “good cause” and if removed by the shareholders, only upon a vote of two-thirds (2/3) of the outstanding shares of capital stock entitled to vote for Directors generally. In addition, Section 1701.58(D) of the Ohio Revised Code provides that directors of issuing public corporations with classified boards of directors, such as FirstMerit, may be removed only for cause.

Article X (Amendments)

Article X contains the provisions under which the Regulations may be amended by the shareholders of the Company. Generally, Article X provides that the Regulations may be amended, or new Regulations may be adopted, by the shareholders at a meeting held for that purpose by the affirmative vote of the shareholders entitled to exercise a majority of the voting power of the Company (as currently represented by a majority of the outstanding Common Shares), or without a meeting by written consent of the shareholders entitled to exercise a majority of the voting power of the Company. However, Article X currently requires that amendments to any of the three provisions of the Regulations described above, as well as Article X itself, be approved by shareholders entitled to exercise two-thirds of the voting power of the Company (as currently represented by two-thirds of the outstanding Common Shares).

Proposal to Amend Article X

It is proposed that Article X of the Regulations be amended to eliminate the requirement of supermajority voting for approval of amendments to the sections of the Regulations described above. If the proposal is approved by shareholders, new Article X would read in its entirety as follows:

The Regulations of the Corporation may be amended or new Regulations may be adopted by the shareholders at a meeting held for such purpose by an affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or without a meeting by written consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal.

While the protective measures provided by supermajority voting requirements can be beneficial, the Board of Directors believes that there are also compelling arguments for having a majority voting threshold for shareholder amendments to the Company’s governance documents. For example, in recent years some investors have expressed the view that this lower threshold for shareholder amendments in corporate charter documents may improve the corporate governance profile of FirstMerit, in that it may allow increased flexibility in responding to unforeseen challenges and increases shareholders’ ability to effectively participate in corporate governance.

The Board also notes that similar amendments seeking to remove supermajority voting requirements for amendments to governance documents have been proposed with great frequency in recent years with regard to other public companies, and have received significant support at annual meetings. Institutional Shareholder Services (“ISS”) has reported that proposals to eliminate supermajority vote requirements received 63 percent average support for 15 proposals in calendar year 2005 and 62 percent average support for 23 proposals in 2006. Given the amount of shareholder support generally for similar proposals and following careful assessment, the Board of Directors has decided to propose the elimination of the two-thirds supermajority voting requirement for amendment to certain provisions of the Regulations.

Required Vote of Shareholders

The proposal to amend the Regulations requires the affirmative vote of the holders of shares entitling them to exercise at least two-thirds of the voting power of the Company. Abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S REGULATIONS.

PROPOSAL 4 — APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION

General

We are asking shareholders to approve certain amendments to the Company’s Amended and Restated Articles of Incorporation (the “Articles”). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE ARTICLES.

The Board of Directors has approved a resolution to amend Article SEVENTH of the Articles which, if adopted, would lower the vote required to approve all business combinations to a majority of the voting power of the Company.

Article SEVENTH of the Articles

Article SEVENTH of the Company’s Articles currently requires the affirmative vote of 80% of the Company’s outstanding voting power to approve certain business combinations (such as mergers or disposition of substantially all of its assets) which involve interested parties owning 10% or more of the outstanding capital stock of the Company, unless (a) the transaction has been approved by a majority of the Board prior to the entity acquiring 10%, or (b) the transaction (i) is structured to provide a “fair price” to all stockholders, and (ii) has been approved by two-thirds of the Board and by a majority of the continuing Directors any time before consummation. Under these circumstances, the affirmative vote of two-thirds of the Company’s voting power is required. This is the voting power generally required under Ohio corporate law for such transactions, unless otherwise expressly provided in a company’s articles of incorporation.

Under the proposal, the supermajority voting requirements would be eliminated and Article SEVENTH would be amended to provide that all business combinations could be approved by a majority of the voting power of the Company, as permitted under Ohio law.

Article SEVENTH may be amended by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Company if the amendment is proposed by the Board of Directors by a resolution approved by 75% of the Directors and a majority of continuing Directors. The current amendment proposal has been unanimously approved by the Company’s Directors. Without this approval, the amendment to Article SEVENTH would have required the affirmative vote of the holders of at least 80% of the outstanding shares of each class of capital stock entitled to vote as a class (and a majority of those shares of each class of capital stock entitled to vote as a class other than those shares beneficially owned by an interested party and its affiliates).

Effect of the Proposed Amendment

While the protective measures provided by supermajority approval of certain business combinations with interested parties can provide some protection against self-interested actions by one or a few large shareholders and therefore encourage persons making unsolicited bids to negotiate with the Board, the Board recognizes that there are also compelling arguments for having a majority voting threshold for shareholder approval of business combinations. As a general matter under Ohio General Corporation Law, shareholder approval of business combinations requires the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal unless the corporation’s articles provide or permit the affirmative vote of a greater or lesser proportion, but not less than a majority, of the voting power. This proposal, if adopted, would allow future business combinations to be approved by a majority of the Company’s voting power as permitted by Ohio General Corporation Law.

As noted under Proposal 3, the Board has observed that similar amendments seeking to remove supermajority voting requirements have been proposed with great frequency in recent years with regard to other public companies, and have received significant support at annual meetings. This evidences the growing public sentiment that elimination of supermajority voting requirements increases accountability to shareholders. Given the amount of shareholder support generally for similar proposals and following careful assessment, the Board of Directors has decided to propose the elimination of the supermajority voting requirements for approval of business combinations.

Although the proposed amendments to the Articles do not have any anti-takeover effect, shareholders should be aware that certain other matters of Ohio law, other provisions in the Company’s Regulations and Articles and other regulatory matters will continue to have certain anti-takeover effects notwithstanding the proposed amendment to Article SEVENTH, and in certain circumstances create impediments which may frustrate or delay persons seeking to effect a takeover or otherwise gain control of FirstMerit.

Proposal

It is proposed that Article SEVENTH of the Articles be amended by changing the voting requirement for all Business Combinations to a majority of the voting power of the Company. If the proposal is approved by shareholders, new Article SEVENTH would read in its entirety as follows:

(a) Any Business Combination (as hereinafter defined) shall require the affirmative vote of a majority of the voting power of the Corporation, as represented by a majority of the shares of each class of capital stock of the Corporation issued and outstanding and entitled to vote as a class.

(b) A Business Combination, for purposes of this Article SEVENTH, shall mean:

(i) any merger or consolidation of the Corporation, or a subsidiary of the Corporation, into or with any other person, corporation or entity;

(ii) any sale, lease, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or entity;

(iii) any reclassification of securities (including a reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any corporation, person or other entity;

(iv) the issuance or transfer by the Corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary to any corporation, person or entity of a number or amount of securities equal to five percent (5%) or more of the then outstanding number or amount of any class of the Corporation’s securities to a corporation, person or other entity; or

(v) the adoption of any plan as proposed for liquidation or dissolution of the Corporation proposed by or on behalf of any corporation, person or entity.

Required Vote of Shareholders

The proposal to amend Article SEVENTH of the Articles requires the affirmative vote of the holders of shares entitling them to exercise at least two-thirds of the voting power of the Company. Abstentions and broker non-votes will have the same effect as votes against the proposal.

If this proposal is approved by our shareholders, the Board of Directors will restate FirstMerit’s Amended and Restated Articles of Incorporation, as amended to reflect the amendments described in the proposal, and the resulting Second Amended and Restated Articles of Incorporation (reflecting the amendments) will be executed, acknowledged, filed and recorded in accordance with Ohio General Corporation Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S ARTICLES.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this Proxy Statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by FirstMerit under the Securities Act of 1933, as amended, or the 1934 Act, except to the extent that FirstMerit specifically incorporates such information by reference.

GENERAL

The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by Directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. The costs of such services are estimated at $10,000, plus reasonable distribution and mailing costs.

Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

Terry E. Patton
Secretary

Akron, Ohio
March 14, 2007

ANNUAL MEETING OF SHAREHOLDERS OF
FIRSTMERIT CORPORATION
April 18, 2007
COMMON

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

˜ Please detach along perforated line and mail in the envelope provided. ˜

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	For the election of four Class I Directors

☐		NOMINEES:
	FOR ALL NOMINEES	O	Richard Colella
		O	J. Michael Hochschwender
☐	WITHHOLD AUTHORITY	O	Philip A. Lloyd, II
	FOR ALL NOMINEES	O	Richard N. Seaman

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for the year ending December 31, 2007.	☐	☐	☐

3.	To approve the amendments to FirstMerit Corporation’s Amended and Restated Code of Regulations.	☐	☐	☐

4.	To approve the amendments to FirstMerit Corporation’s Amended and Restated Articles of Incorporation.	☐	☐	☐
5.	Such other business which is properly brought before said meeting and any adjournments thereof.
THE DIRECTORS RECOMMEND APPROVAL OF THESE MATTERS.
The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement.
DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COMMON
FIRSTMERIT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF FIRSTMERIT CORPORATION.
     The undersigned hereby appoints FRANK H. HARVEY, JR., JAMES L. HILTON AND TERRY E. PATTON, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on Wednesday, April 18, 2007, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF THE NOMINATED DIRECTORS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.
(Continued and to be signed on the reverse side.)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF
FIRSTMERIT CORPORATION
April 18, 2007
COMMON

   PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER
ACCOUNT NUMBER

˜ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. ˜

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	For the election of four Class I Directors

☐		NOMINEES:
	FOR ALL NOMINEES	O	Richard Colella
		O	J. Michael Hochschwender
☐	WITHHOLD AUTHORITY	O	Philip A. Lloyd, II
	FOR ALL NOMINEES	O	Richard N. Seaman

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for the year ending December 31, 2007.	☐	☐	☐

3.	To approve the amendments to FirstMerit Corporation’s Amended and Restated Code of Regulations.	☐	☐	☐

4.	To approve the amendments to FirstMerit Corporation’s Amended and Restated Articles of Incorporation.	☐	☐	☐
5.	Such other business which is properly brought before said meeting and any adjournments thereof.
THE DIRECTORS RECOMMEND APPROVAL OF THESE MATTERS.
The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement.
DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.